Filed Pursuant to Rule 424(b)(3)
Registrant No. 333-200599

PROSPECTUS

CONSOL Energy Inc.

Offer to Exchange

Up To $1,850,000,000 of

5.875% Senior Notes due 2022 (CUSIP Nos. U20892 AD4, U20892 AE2, 20854P AJ8 and 20854P AK5),

That Have Not Been Registered Under

The Securities Act of 1933, as amended

For

Up To $1,850,000,000 of

5.875% Senior Notes due 2022

That Have Been Registered Under

The Securities Act of 1933, as amended

The exchange offer and related withdrawal rights will expire at 5:00 p.m., New York City time, on January 13, 2015, unless extended.

We are offering to exchange up to $1,850,000,000 aggregate principal amount of our new 5.875% Senior Notes due 2022, which have been registered under the Securities Act of 1933, as amended, or the “Securities Act,” referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 5.875% Senior Notes due 2022, referred to in this prospectus as the “old notes.” We issued $1,600,000,000 aggregate principal amount of the old notes on April 16, 2014 and $250,000,000 aggregate principal amount of the old notes on August 12, 2014 in two separate transactions not requiring registration under the Securities Act. We are offering you new notes in exchange for old notes in order to satisfy our registration obligations agreed to in connection with such transaction. The old notes and the new notes are collectively referred to in this prospectus as the “notes,” and they will be treated as a single class under the indenture governing them.

Please read “Risk Factors” beginning on page 8 for a discussion of factors you should consider before participating in the exchange offer.

We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The procedures related to this exchange are more fully described in “Exchange Offer—Procedures for Tendering.” If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

The terms of the new notes are substantially identical to the terms of the old notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the old notes do not apply to the new notes. Please read “Description of New Notes” for more details on the terms of the new notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to this offering must acknowledge that it will deliver this prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the exchange date (as such period may be extended), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2014

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of the old notes upon written or oral request made to CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, Attention: Stephen W. Johnson (Telephone (724) 485-4000). To obtain timely delivery of any requested information, holders of the old notes must make any request no later than five business days prior to the expiration of the exchange offer.

Unless otherwise indicated, references to “CONSOL Energy,” refer to CONSOL Energy Inc. References to “we,” “us,” “our” and the “Company” refer to CONSOL Energy Inc. and its consolidated subsidiaries. References to “CNX Gas” refer to CNX Gas Corporation, a wholly owned subsidiary of CONSOL Energy.

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FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed in this prospectus are forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	deterioration in global economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict;

•	an extended decline in demand for or prices we receive for our natural gas and coal affecting our operating results and cash flows;

•	our customers extending existing contracts or entering into new long-term contracts for coal;

•	our reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our natural gas and coal to market;

•	a loss of our competitive position because of the competitive nature of the natural gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions;

•	the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for natural gas and coal;

•	foreign currency fluctuations could adversely affect the competitiveness of our coal abroad;

•	the risks inherent in natural gas and coal operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results;

•	decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining operations;

•	decreases in the availability of, an increase in the prices charged by third party contractors or, failure of third party contractors to provide quality services to us in a timely manner could impact our profitability;

•	obtaining and renewing governmental permits and approvals for our natural gas and coal operations;

•	the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our natural gas and coal operations;

•	our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of water used or removed from strata in connection with our natural gas operations at a reasonable cost and within applicable environmental rules;

•	the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a natural gas well or a mine;

•	the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current natural gas and coal operations;

•	the effects of mine closing, reclamation, natural gas well closing and certain other liabilities;

•	uncertainties in estimating our economically recoverable natural gas and coal reserves;

•	defects may exist in our chain of title and we may incur additional costs associated with perfecting title for natural gas or coal rights on some of our properties or failing to acquire these additional rights may result in a reduction of our estimated reserves;

•	the impacts of various asbestos litigation claims;

•	the outcomes of various legal proceedings, which are more fully described in our reports filed under the Exchange Act;

•	increased exposure to employee-related long-term liabilities;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year;

•	acquisitions that we recently have completed or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds;

•	the terms of our existing joint development agreements restrict our flexibility, actions taken by the other party in our natural gas joint development agreements may impact our financial position and various circumstances could cause us not to realize the benefits we anticipate receiving from these agreements;

•	risks associated with our debt;

•	replacing our natural gas reserves, which if not replaced, will cause our natural gas reserves and natural gas production to decline;

•	our hedging activities may prevent us from benefiting from price increases and may expose us to other risks;

•	changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate;

•	failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition and our inability to obtain required capital may adversely impact our development plans, natural gas reserves and financial results;

•	failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows; and

•	other factors discussed under the heading “Risk Factors” herein and in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the

fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, which are incorporated herein by reference.

Developments in any of these areas could cause actual results to differ materially from those anticipated or projected or cause a significant reduction in the market price of our common stock or notes.

The foregoing list of risks and uncertainties may not contain all of the risks and uncertainties that could affect us. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements in this prospectus may not in fact occur. Accordingly, undue reliance should not be placed on these statements. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as otherwise provided by law.

PROSPECTUS SUMMARY

This summary provides a brief overview of information included or incorporated by reference in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, including the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, which are incorporated herein by reference, before making a decision to exchange old notes for new notes.

Unless otherwise indicated, references to “CONSOL Energy,” refer to CONSOL Energy Inc. References to “we,” “us,” “our” and the “Company” refer to CONSOL Energy Inc. and its consolidated subsidiaries. References to “CNX Gas” refer to CNX Gas Corporation, a wholly owned subsidiary of CONSOL Energy.

Company Overview

We are an integrated energy company operating through two primary divisions, oil and natural gas exploration and production (E&P division) and coal mining (coal division). Our E&P division is focused on Appalachian area natural gas and liquids activities, including production, gathering, processing and acquisition of natural gas properties in the Appalachian Basin. Our coal division is focused on the extraction and preparation of coal, also in the Appalachian Basin.

We were incorporated in Delaware in 1991, but our predecessors have been mining coal, primarily in the Appalachian Basin, since 1864. We entered the natural gas business in the 1980s initially to increase the safety and efficiency of our coal mines by capturing methane from coal seams prior to mining. Over the past ten years, our natural gas production has grown by approximately 290% to 172.4 net Bcfe in 2013. Our E&P business has grown from coalbed methane production in Virginia into other unconventional production, such as the Marcellus Shale and Utica Shale, in the Appalachian Basin.

Our E&P division operates, develops and explores for natural gas primarily in Appalachia (Pennsylvania, West Virginia, Virginia, Ohio and Tennessee). Currently, our primary focus is the continued development of our Marcellus Shale acreage and the exploration and development of our Utica Shale acreage. We believe that our concentrated operating area, legacy surface acreage position, regional operating expertise, geological logs from nearly 100 years of shallow oil and natural gas drilling activity in the region, held by production acreage position, and ability to coordinate natural gas drilling with coal mining activity collectively give us a significant operating advantage over our competitors.

For a further discussion of our business, we urge you to read our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. See “Additional Information.”

Additional Information

Our principal executive offices is located at CNX Center, 1000 CONSOL Energy Drive, Canonsburg, PA 15317-6505, and our telephone number is 724-485-4000. Our website is located at www.consolenergy.com. We make available our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or SEC, free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

The Exchange Offer

On April 16, 2014 and August 12, 2014, we completed a private offering of $1.6 billion aggregate principal amount and a private offering of $250 million aggregate principal amount, respectively, of our 5.875% Senior Notes due 2022, in each case to qualified institutional buyers under Rule 144A of the Securities Act, or “Rule 144A,” and non-U.S. persons outside the United States under Regulation S under the Securities Act, or “Regulation S.” We refer to the notes issued and sold under such transactions in this prospectus as the “old notes.” As part of those private offerings, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete the exchange offer no later than 400 days after April 16, 2014. The following is a summary of the exchange offer.

Old notes	On April 16, 2014 and August 12 2014, we issued $1.6 billion aggregate principal amount and $250 million aggregate principal amount, respectively, of 5.875% Senior Notes due 2022.

New notes	5.875% Senior Notes due 2022. The terms of the new notes are substantially identical to the terms of the old notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the old notes do not apply to the new notes. The new notes offered hereby, together with any old notes that remain outstanding after the completion of the exchange offer, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The new notes will have a CUSIP number different from that of any old notes that remain outstanding after the completion of the exchange offer.

Exchange offer	We are offering to exchange up to $1.85 billion aggregate principal amount of our new 5.875% Senior Notes due 2022 that have been registered under the Securities Act for an equal amount of our outstanding 5.875% Senior Notes due 2022 that have not been so registered to satisfy our obligations under the registration rights agreement that we entered into in connection with the issuance of the old notes.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on January 13, 2015 (the “expiration date”) unless we decide to extend such deadline.

Conditions to the exchange offer	The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or policy of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered. Please read “Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for tendering old notes

All of the old notes are held in book-entry form through the facilities of The Depository Trust Company, or “DTC.” To participate in the exchange offer, you must follow the automatic tender offer program, or “ATOP,” procedures established by DTC for tendering notes held in book-entry form. The ATOP procedures require that (i) the exchange agent receive, prior to the expiration date, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC confirm that:

•	DTC has received your instructions to exchange your old notes, and

•	you agree to be bound by the terms of the letter of transmittal in Annex A hereto.

For more information on tendering your old notes, please refer to the sections in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “Exchange Offer—Procedures for Tendering” and “Description of New Notes—Book-Entry, Delivery and Form.”

Guaranteed delivery procedures	None.

Withdrawal of tenders	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of old notes and delivery of new notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and expenses	We will bear all expenses related to the exchange offer. Please read “Exchange Offer—Fees and Expenses.”

Use of proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of failure to exchange old notes	If you do not exchange your old notes in the exchange offer, you will no longer be able to require us to register the old notes under the Securities Act, except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the old notes available for trading will be significantly reduced. The reduced float may adversely affect the liquidity and market price of the old notes. A smaller outstanding principal amount of old notes available for trading may make the prices of old notes more volatile.

U.S. federal income tax consequences	The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material United States Federal Income Tax Consequences.”

Exchange agent	We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: By first class mail: Wells Fargo Bank, N.A., Corporate Trust Services, MAC N9303-121, P.O. Box 1517, Minneapolis, MN 55480 or by courier or overnight delivery: Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9303-121, 6th St. & Marquette Ave, Minneapolis, MN 55479. Eligible institutions may make requests for facsimile transmission at (877) 407-4699.

Terms of the New Notes

The terms of the new notes will be substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes do not apply to the new notes. The new notes will evidence the same debt as the old notes, and the same indenture that governs the old notes will govern the new notes. We sometimes refer to the new notes and the old notes, collectively, as the “notes.”

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please read “Description of New Notes.”

Issuer	CONSOL Energy Inc.

Notes offered	$1.85 billion principal amount of 5.875% Senior Notes due 2022.

Maturity date	April 15, 2022.

Interest rate	5.875% per year (calculated using a 360-day year).

Interest payment dates	Interest on the new notes will be payable semi-annually on April 15 and October 15 of each year. The initial interest payment on the new notes will include all accrued and unpaid interest on the old notes exchanged therefor.

Denominations	The new notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Guarantees	The new notes will be unconditionally guaranteed by substantially all of our wholly owned domestic restricted subsidiaries. Please read “Description of New Notes—Guarantees.”

Ranking	The new notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will:

•	rank equally in right of payment with all of our and the guarantors’ existing and future senior obligations;

•	rank senior in right of payment to all of our and the guarantors’ indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•	be effectively subordinated to all of our and the guarantors’ secured indebtedness (including obligations under the revolving credit facility), to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all obligations of each of our future subsidiaries that is not a guarantor of the notes.

As of September 30, 2014, after giving effect to the issuance of the old notes and the application of the net proceeds therefrom as described in our current reports on Form 8-K, filed on April 16, 2014 and August 12, 2014, and the exchange of old notes for new notes as contemplated hereby, we would have had approximately $3.1 billion of senior indebtedness, excluding approximately $327 million of outstanding secured letters of credit, and no subordinated indebtedness. As of September 30, 2014, our non-guarantor subsidiaries had $113 million of indebtedness outstanding. Please read “Description of New Notes—Ranking.”

Optional redemption	We may, at our option, redeem some or all of the new notes at any time on or after April 15, 2017, at the redemption prices listed under “Description of New Notes—Optional Redemption.”

Prior to such time, we may redeem the new notes at a price equal to 100% of the principal amount thereof, plus the “applicable premium” and accrued and unpaid interest to, but not including, the redemption date as described herein.

In addition, we may redeem up to 35% of the new notes before April 15, 2017 with an amount of cash not greater than the net cash proceeds from certain equity offerings at the redemption price described under “Description of New Notes—Optional Redemption.”

Please read “Description of New Notes—Optional Redemption.”

Change of control	If we experience certain kinds of change of control, each holder of new notes may require us to repurchase all or a portion of such holder’s notes at a purchase price equal to 101% of the principal amount of the new notes, plus accrued interest, if any, to, but not including, the date of repurchase. Please read “Description of New Notes—Change of Control.”

Certain covenants	The indenture governing the notes contains covenants that, among other things, limit our ability to:

•	incur additional debt or issue preferred securities;

•	pay dividends or repurchase equity or subordinated debt;

•	make unscheduled payments on subordinated indebtedness;

•	create liens or other encumbrances;

•	make investments, loans or other guarantees;

•	sell or otherwise dispose of a portion of our assets;

•	engage in transactions with affiliates; and

•	make acquisitions or merge or consolidate with another entity.

These covenants are subject to a number of important qualifications and exceptions. In addition, many of the covenants contained in the indenture will be terminated before the notes mature if the notes are rated investment grade by either of Standard & Poor’s or Moody’s and no default has occurred and is continuing. See “Description of New Notes—Certain Covenants.”

Transfer restrictions	The new notes generally will be freely transferable, but will also be securities for which the public market may be limited. There can be no assurance as to the development, persistence or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Form of new notes	The new notes will be represented initially by one or more global notes. Each global new note will be deposited with the trustee, as custodian for DTC.

Same-day settlement	The global new notes will be shown on, and transfers of the global new notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

The new notes are expected to trade in DTC’s same day funds settlement system until maturity or redemption. Therefore, secondary market trading activity in the new notes will be settled in immediately available funds.

Trading	We do not expect to list the new notes for trading on any securities exchange or automated dealer quotation system.

Trustee, registrar and exchange agent	Wells Fargo Bank, National Association.

Governing law	The notes and the indenture relating to the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Risk factors	The new notes involve risks. Please see “Risk Factors” beginning on page 8 and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, in each case as updated by our subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K, for a discussion of certain factors you should consider in evaluating an investment in the new notes.

RISK FACTORS

Investment in our securities is subject to various risks, including risks and uncertainties inherent in our business. Any of these individual risks described below, or any number of these risks occurring simultaneously, could have a material effect on our consolidated financial statements, business or results of operation. You should carefully consider these factors when evaluating your investment in our securities.

The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. Please read “Forward-looking statements. In addition, you should read the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, which are incorporated herein by reference.

Risks Related to the Exchange Offer

If you fail to exchange old notes, existing transfer restrictions will remain in effect, and the market value of old notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange old notes for new notes in the exchange offer, then you will continue to be subject to the existing transfer restrictions on the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the old notes.

The tender of old notes in the exchange offer will reduce the principal amount of the currently outstanding old notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding old notes that you continue to hold following the completion of the exchange offer.

Risks Related to Our Indebtedness

We have substantial debt and have the ability to incur additional debt. The principal and interest payment obligations of such debt may restrict our future operations and impair our ability to meet our obligations under the notes.

As of September 30, 2014, we and our subsidiaries had approximately $3.3 billion of outstanding indebtedness. In addition, the terms of our revolving credit facility, the indentures governing our existing senior notes and the indenture we expect to execute in connection with this offering of the notes permit us to incur additional debt, including up to approximately $1.8 billion that would be available under the revolving credit facility and accounts receivable securitization facility on that date, subject to our ability to meet certain borrowing conditions.

Our substantial debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes issued in this offering;

•	require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which will reduce funds available for other business purposes, including capital expenditures and acquisitions;

•	limit our flexibility in planning for, or reacting to, changes in our business and in the natural gas and coal industries;

•	place us at a competitive disadvantage compared with some of our competitors that may have less debt and better access to capital resources; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

The provisions of our debt agreements and the risks associated with our debt could adversely affect our business, financial condition and results of operations.

Our senior secured credit facility, the indentures governing our existing senior notes and the indenture governing the notes offered hereby limit the incurrence of additional indebtedness unless specified tests or exceptions are met. In addition, our senior secured credit agreement, the indentures governing our existing senior notes and the indenture governing the notes offered hereby subject us to financial and/or other restrictive covenants. Under our senior secured credit agreement, we must comply with certain financial covenants on a quarterly basis including a minimum interest coverage ratio, and a maximum senior secured leverage ratio, as defined. Our senior secured credit agreement, the indentures governing our existing senior notes and the indenture governing our notes offered hereby impose a number of restrictions upon us, such as restrictions on granting liens on our assets, making investments, paying dividends, selling assets and engaging in acquisitions. Failure by us to comply with these covenants could result in an event of default that, if not cured or waived, could have an adverse effect on us.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. Our senior secured credit agreement, the indentures governing our existing senior notes and the indenture governing the notes offered hereby restrict our ability to sell assets and use the proceeds from the sales. We may not be able to consummate those sales or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

To service our indebtedness, we will require a significant amount of cash. However, our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on, and to refinance, our indebtedness, including the notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future which, in turn, is subject to general economic, financial, competitive, regulatory and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations and we may not have available to us future borrowings in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In these circumstances, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our credit facility and the notes, on commercially reasonable terms, or at all. Without this financing, we could be forced to sell assets or secure additional financing to make up for any shortfall in our payment obligations under unfavorable circumstances. However, we may not be able to secure additional financing on terms favorable to us or at all and, in addition, the terms of our revolving credit facility and the Indenture governing the notes limit our ability to sell assets and also restrict the use of proceeds from such a sale. Moreover, substantially all of our assets have been pledged to secure repayment of our indebtedness under our revolving credit facility. In addition, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations under the notes.

Risks Related to the New Notes

The new notes and the guarantees will be unsecured obligations and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the existing and future indebtedness of any non-guarantor subsidiaries.

The new notes and the guarantees will be general unsecured senior obligations ranking effectively junior to all of our existing and future secured indebtedness (including all borrowings under our revolving credit facility) to the extent of the value of the collateral securing such indebtedness. If we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, the holders of our secured indebtedness or the secured indebtedness of such guarantor will be entitled to be paid in full from the proceeds of the assets, if any, securing such indebtedness before any payment may be made with respect to the new notes or the affected guarantees. Holders of the new notes will participate ratably in any remaining proceeds with all holders of our unsecured indebtedness, including unsecured indebtedness incurred after the new notes are issued that does not rank junior to the new notes, including trade payables and all of our other general indebtedness, based on the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient funds to pay amounts due on the new notes. As a result, holders of the new notes would likely receive less, ratably, than holders of secured indebtedness.

At September 30, 2014, after giving effect to the issuance and sale of the old notes, the application of the net proceeds therefrom as described in our current reports on Form 8-K, filed on April 16, 2014 and August 12, 2014, and the exchange of old notes for new notes as contemplated hereby, we would have had total consolidated long-term debt, including the new notes, of approximately $3.1 billion, excluding approximately $327 million of secured letters of credit, and no subordinated indebtedness. We would have been able to incur up to approximately $1.8 billion of additional indebtedness under our credit facility and accounts receivable securitization facility.

The new notes will also be structurally subordinated to any indebtedness and other liabilities of any subsidiaries that do not guarantee the new notes. Under certain circumstances, the indenture governing the new notes will permit us to form or acquire additional subsidiaries that are not guarantors of the new notes. Holders of the new notes will have no claim as a creditor against any of our non-guarantor subsidiaries. See “Description of New Notes—Ranking.”

We and the guarantors may incur substantial additional indebtedness. This could increase the risks associated with the notes.

Subject to the restrictions in the indenture governing the notes and in other instruments governing our other outstanding indebtedness (including our revolving credit facility), we and our subsidiaries may incur substantial additional indebtedness (including secured indebtedness) in the future. Although the indenture governing the notes will contain, and our revolving credit facility contains, restrictions on the incurrence of additional indebtedness, these restrictions are subject to waiver and a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial.

If we or a guarantor incurs any additional indebtedness that ranks equally with the notes (or with the guarantees thereof), including additional unsecured indebtedness or trade payables, the holders of that indebtedness will be entitled to share ratably with holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or a guarantor. This may have the effect of reducing the amount of proceeds paid to holders of the notes in connection with such a distribution.

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation, whether:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

We cannot assure you that we will be able to maintain or improve our leverage position.

An element of our business strategy involves maintaining a disciplined approach to financial management. However, we are also seeking to acquire, exploit and develop additional reserves which may require the incurrence of additional indebtedness. Although we will seek to maintain or improve our leverage position, our ability to maintain or reduce our level of indebtedness depends on a variety of factors, including future performance and our future debt financing needs. General economic conditions, coal, NGL and natural gas prices and financial, business and other factors will also affect our ability to maintain or improve our leverage position. Many of these factors are beyond our control.

Our revolving credit facility and the indentures governing our outstanding senior notes have, and the indenture governing the notes will have, restrictive covenants that could limit our financial flexibility. Our revolving credit facility and the indentures governing our outstanding senior notes contain, and the indenture governing the notes will contain, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under our revolving credit facility is subject to compliance with certain financial covenants, including the maintenance of certain financial ratios, including a minimum current ratio, a maximum leverage ratio and a minimum interest coverage ratio. Our revolving credit facility and the indentures governing our outstanding senior notes contain covenants, and the indenture governing the notes will contain covenants, that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	sell assets;

•	pay dividends or make certain investments;

•	create liens that secure indebtedness;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	redeem or prepay other debt.

See “Description of New Notes—Certain Covenants.” Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness. We would not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy the obligations under our indebtedness, which may not be successful.

We expect our earnings and cash flow to vary significantly from year to year due to the nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and other commitments. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt obligations. Many of these factors, such as coal, natural gas and NGL prices, economic and financial conditions in our industry and the global economy and initiatives of our competitors, are beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay planned investments and capital expenditures, or to sell assets, seek additional financing in the debt or equity markets or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our revolving credit facility restricts, and the indenture governing the notes will restrict, our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could have realized from them and any proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our debt service obligations.

If we are unable to comply with the restrictions and covenants in the agreements governing the notes and our other indebtedness, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and would affect our ability to make principal and interest payments on the notes.

Any default under the agreements governing our indebtedness that is not cured or waived by the required lenders, and the remedies sought by the holders of any such indebtedness, could make us unable to pay principal, premium, if any, and interest, or special interest, if any, on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest, or special interest, if any, on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the agreements governing our indebtedness (including covenants in our revolving credit facility and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

If we experience certain kinds of changes of control, we may be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, if any. The indentures governing the outstanding senior notes have substantially the same requirement. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered following a change of control. In addition, the terms of our revolving credit facility or other outstanding indebtedness may prohibit us from repurchasing notes upon a change of control. Our failure to repurchase the notes upon a change of control could cause a default under the indenture governing the notes and could lead to a cross default under our revolving credit facility. Additionally, using cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations. See “Description of New Notes—Change of Control.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

Federal bankruptcy and state fraudulent transfer laws permit a court to avoid all or a portion of the obligations of a guarantor pursuant to its guarantee of the notes, or to subordinate any guarantor’s obligations under such guarantee to claims of its other creditors, reducing or eliminating the noteholders’ ability to recover under such guarantee. Although laws differ among these jurisdictions, in general, under applicable fraudulent transfer or conveyance laws, a guarantee could be voided as a fraudulent transfer or conveyance if (i) the guarantee was incurred with the intent of hindering, delaying or defrauding creditors; or (ii) the guarantor received less than reasonably equivalent value or fair consideration in return for incurring the guarantee and any of:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee or subsequently became insolvent for other reasons;

•	the incurrence of the guarantee left the guarantor with an unreasonably small amount of capital to carry on the business; or

•	the guarantor intended to, or believed that it would, incur debts beyond its ability to pay such debts as they mature.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor. The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law of the applicable jurisdiction. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Each guarantee will contain a provision intended to limit the guarantor’s liability under the guarantee to the maximum amount that the guarantor could incur without causing the incurrence of obligations under its guarantee to be deemed a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

An active trading market may not develop for the notes.

The notes are new issues of securities. There is no active public trading market for the notes. We do not intend to apply for listing of the notes on a security exchange. The liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for this type of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the notes, you may not be able to sell the notes, or, even if you can sell the notes, you may not be able to sell them at an acceptable price.

We are a holding company and will rely on our subsidiaries for funds necessary to meet our financial obligations, including the notes.

We conduct all of our activities through our subsidiaries. We depend on those subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. The ability of our subsidiaries to make payments to us may be restricted by, among other things, their credit facilities and applicable state corporation or similar statutes and other laws and regulations. Currently, there are no significant restrictions on our ability or the ability of any guarantor subsidiary to obtain funds from its subsidiaries by such means as a dividend or loan. We cannot assure you that the earnings from, or other available assets of, our subsidiaries will be sufficient to enable us to pay principal or interest on the notes when due.

The indenture for the notes permits us to distribute our oil and natural gas or our coal business to our shareholders. If we choose to effect a spinoff of our oil and natural gas business, we will be replaced as obligor on the notes by the subsidiary that holds our oil and natural gas assets and is distributed to our shareholders. In either event, a spinoff will leave the holders of the notes would have a smaller amount of consolidated assets and reduced cash flow supporting the repayment of the notes.

The indenture for the notes permits us to spinoff, by way of a stock dividend, a majority of the voting securities of a subsidiary that holds all or substantially all of our oil and natural gas properties or our coal reserves and related assets, subject only to compliance with a leverage test and provided that no default or event of default has occurred or would result from such dividend. If we elect to distribute to our shareholders the voting stock of our subsidiary that holds our oil and natural gas properties as opposed to our coal properties, then that subsidiary will replace us as obligor on the notes and we will have no further liability with respect to the notes or the guarantees. See “Description of New Notes—Definitions—Qualified Spin Transaction.” As a result of any such spinoff transaction, the holders of the notes would have a smaller amount of consolidated assets and reduced cash flow supporting repayment of their notes.

Many of the covenants contained in the indenture will be terminated if the notes are rated investment grade by either of Standard & Poor’s or Moody’s and no default has occurred and is continuing, but there are no assurances that the notes will ever be rated investment grade.

Many of the covenants in the indenture governing the notes will be terminated if the notes are rated investment grade by Standard & Poor’s or Moody’s, provided at such time no default or event of default has occurred and is continuing. These covenants include restrictions on our ability to pay dividends, to incur debt and to enter into certain transactions. There can be no assurance that the notes will ever be rated investment grade. See “Description of New Notes—Certain covenants—Changes in covenants when notes rated investment grade.”

We face risks related to rating agency downgrades.

We expect one or more rating agencies to rate the notes. If such rating agencies either assign the notes a rating lower than the rating expected by the investors, or reduce the rating in the future, the market price of the notes may be adversely affected, raising capital may become more difficult and borrowing costs under our revolving credit facility and other future borrowings may increase.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers of our old notes in connection with the initial offer and sale thereof. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive the old notes in a like principal amount. The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes do not apply to the new notes. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to combined fixed charges for the periods indicated on a consolidated historical basis. For purposes of computing the ratio of earnings to fixed charges, “earnings” are defined as income before taxes plus fixed charges less capitalized interest. “Fixed charges” consist of interest expensed and capitalized and an estimate of interest within rent expense.

(Dollars in thousands)	Twelve Months Ended December 31,					Nine Months Ended September 30,
	2013	2012	2011	2010	2009	2014
Earnings:
Income from continuing operations before income taxes	$46,075	$406,687	$872,926	$430,958	$737,217	$103,426
Fixed charges, as shown below	292,958	285,784	289,123	240,177	61,572	214,021
Equity in income of investees, net of distributions	(20,095)	(11,548)	(17,463)	(7,996)	(7,207)	18,917
Noncontrolling Interest	1,386	397	—	(11,845)	(27,425)	—

Adjusted Earnings	$320,324	$681,320	$1,144,586	$651,294	$764,157	$336,364

Fixed charges:
Interest on indebtedness, expensed or capitalized	$262,915	$258,096	$263,891	$218,425	$43,289	$182,950
Interest within rent expense	30,043	27,688	25,232	21,752	18,283	31,071

Total Fixed Charges	$292,958	$285,784	$289,123	$240,177	$61,572	$214,021

Ratio of Earnings to Fixed Charges	1.09	2.38	3.96	2.71	12.41	1.57

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data for, and as of the end of, each of the periods indicated. The summary historical consolidated financial data set forth below as of December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus.

In December 2013, we completed the sale of our Consolidation Coal Company (CCC) subsidiary, which includes all five of its longwall coal mines in West Virginia, to a subsidiary of Murray Energy. For all periods presented in the following summary historical consolidated financial data, the sale of CCC was classified as discontinued operations. There were no other active businesses classified as discontinued operations in the three-year period ended December 31, 2013. Certain reclassifications of prior year data, including reclassifications to report discontinued operations for each relevant period, have been made to conform to the year ended December 31, 2013 presentation.

The selected historical consolidated financial data are not necessarily indicative of the results that may be expected for any future period. You should read the summary historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

						(Unaudited)
(Dollars in thousands, Except per share data)		For the Years Ended December 31,				For the Nine Months Ended September 30,
	2013	2012	2011	2010	2009	2014	2013
Operating revenues from Continuing Operations	$3,120,722	$3,282,350	$4,237,913	$3,559,511	$3,202,549	$2,612,709	$2,344,518
Income (Loss) from Continuing Operations	$79,264	$317,959	$681,675	$315,240	$515,700	$95,111	$(67,331)
Net Income Attributable to CONSOL Energy Inc. Shareholders	$660,442	$388,470	$632,497	$346,779	$539,717	$89,424	$(77,741)
Earnings (Loss) per share:
Basic:
Income from Continuing Operations	$0.35	$1.40	$3.01	$1.41	$2.70	$0.41	$(0.29)
Income from Discontinued Operations	2.54	0.31	(0.22)	0.20	0.29	(0.02)	(0.05)

Net Income	$2.89	$1.71	$2.79	$1.61	$2.99	$0.39	$(0.34)

Dilutive:
Income from Continuing Operations	$0.35	$1.39	$2.98	$1.40	$2.67	$0.41	$(0.29)
Income from Discontinued Operations	2.52	0.31	(0.22)	0.20	0.28	(0.02)	(0.05)

Net Income	$2.87	$1.70	$2.76	$1.60	$2.95	$0.39	$(0.34)

Assets from Continuing Operations	$11,393,667	$10,383,343	$9,952,077	$9,543,457	$5,281,010	$11,718,935	$10,548,971
Assets from Discontinued Operations	—	2,614,251	2,573,623	2,527,153	2,494,391	—	2,188,101

Total assets	$11,393,667	$12,997,594	$12,525,700	$12,070,610	$7,775,401	$11,718,935	$12,737,072

Long-term debt from Continuing Operations (including current portion)	$3,175,014	$3,185,497	$3,196,455	$3,209,101	$465,975	$3,291,547	$3,182,888
Long-term debt from Discontinued Operations (including current portion)	—	2,574	1,659	1,820	2,327	—	2,225

Total Long-term debt (including current portion)	$3,175,014	$3,188,071	$3,198,114	$3,210,921	$468,302	$3,291,547	$3,185,113

Cash dividends declared per share of common stock	$0.375	$0.625	$0.425	$0.400	$0.400	$0.1875	$0.250

See “Risk Factors” beginning on page 8 for a discussion of an adjustment to operating revenues for all periods and other matters that affect the comparability of the selected financial data as well as uncertainties that might affect the Company’s future financial condition.

EXCHANGE OFFER

We sold the old notes on April 16, 2014 pursuant to that certain purchase agreement, dated as of April 10, 2014, by and among CONSOL Energy Inc., the subsidiary guarantors party thereto, and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several initial purchasers named therein, and on August 12, 2014 pursuant to that certain purchase agreement, dated as of July 29, 2014, by and among CONSOL Energy Inc., the subsidiary guarantors party thereto and Goldman, Sachs & Co., as the initial purchaser. The old notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons pursuant to Regulation S.

Purpose of the Exchange Offer

We sold the old notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or such offer or sale is exempt from, or not subject to, registration under the Securities Act and applicable state securities laws.

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement, we agreed to use our commercially reasonable efforts to file a registration statement and effect an exchange offer thereunder after the closing date following the offering of the old notes. To satisfy our obligations under the registration rights agreement, we are offering certain holders of the old notes (those who are able to make certain representations described below under “—Procedures for Tendering—Your Representations to Us.”), the opportunity to exchange their old notes for the new notes in the exchange offer. The exchange offer will be open for a period of at least 20 full business days. During the exchange offer period, we will exchange the new notes for all old notes properly surrendered and not withdrawn before the expiration date. The new notes will be registered under the Securities Act, and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes will not apply to the new notes. On April 16, 2014 and August 12, 2014, we issued an aggregate principal amount of $1.6 billion and $250 million, respectively, of old notes under the indenture in two offerings under Rule 144A and Regulation S that were not registered under the Securities Act. In connection with the issuance and sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the old notes for new notes which are registered under the Securities Act. We also agreed to use our commercially reasonable efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The form and terms of the new notes are substantially identical to the old notes except that the issuance of the new notes has been registered under the Securities Act and the transfer restrictions, registration rights and certain additional interest provisions relating to the old notes do not apply to the new notes. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the old notes under circumstances relating to the timing of the exchange offer. The registration rights agreement provides that we will be required to pay additional interest to the holders of the old notes if the exchange offer is not consummated by May 21, 2015 or a shelf registration statement is required to be filed under the registration rights agreement but has not been declared effective on or prior to date required by the registration rights agreement.

The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which may be obtained as described under “Where You Can Find More Information.”

Resale of New Notes

Based on no-action letters of the staff of the SEC issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the new notes.

The staff of the SEC, however, has not considered the exchange offer for the new notes in the context of a no-action letter, and the staff of the SEC may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	cannot rely on such interpretations by the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the old notes as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will deliver the new notes promptly after the expiration date.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered in the exchange offer.

As of the date of this prospectus, $1.85 billion aggregate principal amount of 5.875% Senior Notes due 2022 representing old notes is outstanding. This prospectus and letter of transmittal is being sent to DTC, the sole registered holder of the old notes, and to all persons that we can identify as beneficial owners of the old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on January 13, 2015 unless, in our sole discretion, we extend such deadline.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral (promptly followed in writing) or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the holders of old notes of the extension via a press release issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to extend the exchange offer,

•	to delay accepting for exchange any old notes, or

•	to terminate the exchange offer,

by giving oral (promptly followed in writing) or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral (promptly followed in writing) or written notice thereof to holders of the old notes. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we may extend the exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the consideration we are offering for the old notes or in the percentage of old notes being sought by us, we will extend the exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of old notes.

If we delay accepting any old notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any old notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or policy of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before expiration of the offer in the event of such a potential violation.

We will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

Additionally, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your old notes, please call the exchange agent whose address and phone number are described in the letter of transmittal included as Annex A to this prospectus and under “Prospectus Summary—The Exchange Offer—Exchange Agent.”

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the old notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the old notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

Determinations in the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding on all parties. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly upon expiration or termination of the exchange offer.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

•	a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly upon the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have not engaged in and have no intent to engage in (nor have you entered into any arrangement or understanding with any person or entity to participate in) a distribution of the new notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of CONSOL Energy Inc. or the guarantors; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, then you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This return or crediting will take place promptly upon withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by e-mail, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes for new notes in the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes for new notes in the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will remain outstanding and continue to accrue interest, but will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. After the expiration of this exchange offer, we do not intend to register old notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the exchange offering as stated under “—Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

On April 12, 2011, CONSOL Energy entered into a five-year, $1 billion revolving credit facility (the “2011 Revolving Credit Facility”) pursuant to an amended and restated credit agreement with certain lenders and PNC Bank, National Association as administrative agent for the lenders, which was amended by Amendment No. 1, dated as of December 5, 2013. The 2011 Revolving Credit Facility was used for general corporate purposes, including letters of credit, capital expenditures, acquisitions and working capital. The 2011 Revolving Credit Facility was secured by the assets of CONSOL Energy and certain of its subsidiaries.

Also on April 12, 2011, CNX Gas, entered into a revolving credit facility pursuant to an amended and restated credit agreement with certain lenders, with PNC Bank, National Association, acting as administrative agent (the “CNX Gas Revolving Credit Facility”, and together with the 2011 Revolving Credit Facility, the “Prior Credit Facilities”). The CNX Gas Revolving Credit Facility provided for a revolving credit facility in an initial aggregate outstanding principal amount of up to $1.0 billion (with the ability to request an increase in the aggregate outstanding principal amount up to $1.25 billion), including borrowings and letters of credit. The borrowings under the CNX Gas Revolving Credit Facility were used by CNX Gas for general corporate purposes, including, transaction fees, letters of credit, acquisitions, capital expenditures and working capital. The obligations of CNX Gas under the CNX Gas Revolving Credit Facility were secured by the assets of CNX Gas and certain of its subsidiaries.

On June 18, 2014, the Prior Credit Facilities were refinanced in connection with the establishment by CONSOL Energy of a five-year, $2 billion revolving credit facility (the “Revolving Credit Facility”) pursuant to a credit agreement with certain lenders and PNC Bank, National Association as administrative agent.

The Revolving Credit Facility was used to refinance all amounts outstanding under the Prior Credit Facilities and is now used for general corporate purposes, including letters of credit, capital expenditures, acquisitions and working capital. CONSOL Energy may borrow, prepay and reborrow amounts at any time during the term of the Revolving Credit Facility. The Revolving Credit Facility will mature on June 18, 2019. Interest on outstanding indebtedness under the Revolving Credit Facility currently accrues, at our option, at a rate based on either: (a) the highest of (i) PNC Bank, National Association’s prime rate, (ii) the federal funds open rate plus 0.5%, and (iii) the daily LIBOR rate plus 1.0%, in each case, plus a margin ranging from 0.50% to 1.50% or (b) the LIBOR rate plus a margin ranging from 1.50% to 2.00%. The applicable margin added to the underlying interest rate fluctuates based on the aggregate outstanding principal under the Revolving Credit Facility with the margin increasing as the outstanding principal amount increases.

The Revolving Credit Facility contains certain covenants and restrictions that limit the ability of CONSOL Energy and certain of its subsidiaries to, among other things:

•	create, incur, assume or suffer to exist any indebtedness;

•	create or permit to exist liens on its properties;

•	guaranty the debt of another party except in certain circumstances;

•	make or pay any dividends or distributions to third parties in excess of certain amounts;

•	merge with or into another person, liquidate or dissolve; or acquire all or substantially all of the assets of any going concern or going line of business or acquire all or a substantial portion of another person’s assets (other than when certain liquidity and other requirements are met);

•	make particular investments and loans;

•	sell, transfer, convey, assign or dispose of its assets or properties other than in the ordinary course of business and other select instances;

•	deal with any affiliate except on terms no less favorable to CONSOL Energy than it would otherwise receive in an arm’s length transaction;

•	other than CONSOL Energy, issue additional equity to any person other than CONSOL Energy or certain of its subsidiaries; and

•	amend its certificate of incorporation, bylaws, or other organizational documents in a manner that would be materially adverse to the lenders;

The Revolving Credit Facility imposes the following additional obligations and restrictions (with certain limited exceptions) on, among others, CONSOL Energy and certain of its subsidiaries:

Ratios. CONSOL Energy is obligated to maintain minimum current ratio equal to or greater than 1.00 to 1.0, as calculated in accordance with the terms and definitions determining such ratio contained in the Revolving Credit Facility. CONSOL Energy is obligated to maintain an interest coverage ratio equal to or greater than 2.50 to 1.0, as calculated in accordance with the terms and definitions determining such ratio contained in the Revolving Credit Facility.

Defaults. The Revolving Credit Facility also contains customary events of default, including a cross-default to certain other debt, breaches of representations and warranties, change of control events and breaches of covenants.

Security. The Revolving Credit Facility is secured by the assets of CONSOL Energy and substantially all of its subsidiaries.

Accounts Receivables Securitization Facility

In 2007, CONSOL Energy and certain of its U.S. subsidiaries amended their existing accounts receivable facility with financial institutions for the sale on a continuous basis of eligible trade accounts receivable. The amended facility allows CONSOL Energy to receive, on a revolving basis, up to $125 million. The amended facility also allows for the issuance of letters of credit against the $125 million capacity. In accordance with the facility agreement, CONSOL Energy is able to receive proceeds based upon total eligible accounts receivable at the previous month-end. CONSOL Energy formed CNX Funding Corporation, a wholly owned, special purpose, bankruptcy-remote subsidiary for the sole purpose of buying and selling eligible trade receivables generated by certain subsidiaries of CONSOL Energy. Under the receivables facility, CONSOL Energy and certain of its subsidiaries, irrevocably and without recourse, sell all of their eligible trade accounts receivable to CNX Funding Corporation. CNX Funding Corporation then sells, on a revolving basis, an undivided percentage interest in the pool of eligible trade accounts receivable to financial institutions and their affiliates, while maintaining a subordinated interest in a portion of the trade receivables. CONSOL Energy has agreed to continue servicing the sold receivables for the financial institutions for a fee based upon market rates for similar services.

Existing Senior Notes

Outstanding 8.25% senior notes due 2020	1,014,800,000
Outstanding 6.375% senior notes due 2021	250,000,000

Other than the old notes, we have outstanding the following series of existing senior notes:

•	$1.01 billion in aggregate principal amount of our 8.25% senior notes due April 1, 2020 (2020 notes); and

•	$250 million in aggregate principal amount of our 6.375% senior notes due March 1, 2021 (2021 notes).

Interest on our existing senior notes is payable semi-annually in arrears on April 1 and October 1 with respect to the 2020 notes, and on March 1 and November 1 with respect to the 2021 notes. Each series of our existing senior notes is guaranteed by certain of our subsidiaries.

Optional Redemption

Each series of our existing senior notes is redeemable at any time prior to (i) April 1, 2015, with respect to the 2020 notes and (ii) March 1, 2016, with respect to the 2021 notes, in each case at a price equal to 100% of the principal amount of the applicable series of existing senior notes, plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. On or after (i) April 1, 2015, with respect to the 2020 notes and (ii) March 1, 2016, with respect to the 2023 notes, the applicable series of existing senior notes are redeemable in whole or in part, at fixed redemption prices plus accrued and unpaid interest, if any, to the redemption date. Further, at any time prior to (i) April 1, 2015, with respect to the 2020 notes and (ii) March 1, 2016, with respect to the 2021 notes, we may redeem up to 35% of such series of notes in an amount equal to the net cash proceeds we receive from certain qualified equity offerings.

Change of Control and Covenants

Upon a change of control, each noteholder of our existing senior notes will be entitled to require us to purchase all or a portion of its notes at a purchase price of 101% plus accrued and unpaid interest, if any.

The existing senior notes contain various covenants that limit, among other things, our ability, and the ability of certain of our subsidiaries, to:

•	incur additional indebtedness;

•	pay distributions on, or repurchase or redeem our equity interests;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates; and

•	sell assets or consolidate or merge with or into other companies.

If the existing senior notes achieve investment grade ratings by both Moody’s and Standard & Poor’s and no default or event of default has occurred and is continuing, we will no longer be subject to many of the foregoing covenants. At December 31, 2013, we were in compliance with these covenants.

Debt Tender Offer for 2017 Notes

On April 12, 2014, we commenced a tender offer (the “2017 Notes Tender Offer”) to purchase for cash, subject to certain conditions, any and all of the $1.50 billion outstanding principal amount of our 8.0% senior notes due 2017 notes (the “2017 notes”). As of April 15, 2014, we had received tenders and consents from holders of approximately $583 million, or 38.9%, of the principal amount of the outstanding 2017 notes. On that date, we issued a call notice for all remaining 2017 notes pursuant to the terms of the indenture governing such notes. On April 16, 2014, we used a portion of the net proceeds from the sale of the old notes to repurchase the 2017 notes tendered in connection with the 2017 Notes Tender Offer. On May 15, 2014, we used the remaining net proceeds from the sale of the old notes to redeem all outstanding 2017 notes pursuant to our previously issued call notice.

Debt Tender Offer for 2020 Notes

On July 29, 2014, we commenced a tender offer (the “2020 Notes Tender Offer”) to purchase for cash, subject to certain conditions, up to $200 million (subject to increase, the “Tender Cap”) aggregate principal amount of the 2020 notes in a modified “Dutch Action.” On August 12, 2014, we announced that we increased the Tender Cap from $200 million to $235.2 million. On that date, we also announced the exercise of our early settlement right for all of the 2020 notes validly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on August 11, 2014. Settlement occurred on August 12, 2014.

MEDCO Bonds

As of September 30, 2014, we had $103 million under our Maryland Economic Development Corporation Port Facilities Refunding Revenue Bonds (MEDCO) 5.75% revenue bonds due September 2025.

DESCRIPTION OF NEW NOTES

We are offering to exchange up to $1.85 billion aggregate principal amount of our new 5.875% Senior Notes due 2022, which have been registered under the Securities Act, referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 5.875% Senior Notes due 2022, referred to in this prospectus as the “old notes.” We issued $1.6 billion aggregate principal amount of old notes on April 16, 2014 and $250 million aggregate principal amount of old notes on August 12, 2014 in two separate transactions exempt from registration under the Securities Act. We are offering new notes to the holders of the old notes in exchange for such notes in order to satisfy our registration obligations under the registration rights agreement that we entered into in connection with the issuance of the old notes. The new notes will be treated as a single class with any old notes that remain outstanding after the completion of the exchange offer. The new notes will be issued, and the old notes are outstanding, under an indenture dated as of April 16, 2014 (the “Indenture”), among the Company, the Guarantors (as defined below) party thereto and Wells Fargo Bank National Association, as trustee (the “Trustee”), as supplemented and amended. You can find the definition of various terms used in this Description of New Notes under “—Certain Definitions” below.

This Description of New Notes is intended to be a useful overview of the material provisions of the notes, the guarantees and the Indenture. Since this Description of New Notes is only a summary, you should refer to the Indenture which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of our obligations and your rights.

In this description, the terms “Company,” “we,” “us” and “our” refer only to CONSOL Energy Inc., the issuer of the new notes offered hereby, and not to any of its subsidiaries; provided that following an E&P Spin Transaction constituting a Qualified Spin Transaction, “Company” shall refer to the Person designated by CONSOL Energy Inc. as provided in the definition of “Qualified Spin Transaction.” The term “Notes” in this section of the prospectus includes the old notes issued on April 16, 2014 and August 12, 2014 as well as the new notes, unless the context otherwise requires.

If the exchange offer is consummated, Holders of old notes who do not exchange their old notes for new notes will vote together with the Holders of the new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders under the Indenture (including acceleration after an Event of Default as defined in “—Defaults” below) must be taken, and certain rights must be exercised, by Holders of specified minimum percentages of the aggregate principal amount of all outstanding Notes issued under the Indenture. In determining whether Holders of the requisite percentage in aggregate principal amount of Notes have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the Holders of these old notes and new notes will vote together as a single class for all such purposes. Accordingly, all references in this Description of New Notes to specified percentages in aggregate principal amount of the outstanding Notes mean, at any time after the exchange offer for the old notes is consummated, such percentage in aggregate principal amount of such old notes and the new notes then outstanding.

The registered Holders of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

General

Principal of and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at our office or agency in the City and State of New York (which initially shall be the corporate trust office of the Trustee), except that, at our option, payment of interest may be made by check mailed to the address of the Holders as such address appears in the note register.

The Notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge shall be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Subject to the covenants described below under “—Certain Covenants,” the Company may issue additional Notes under the Indenture in unlimited principal amounts (any Notes so issued, “Additional Notes”). The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, in each case including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of New Notes,” references to the Notes include any Additional Notes actually issued.

Terms of the Notes

The $1.85 billion aggregate principal amount of new notes offered hereby will be unsecured senior obligations of the Company. The Notes will mature on April 15, 2022 and bear interest at the rate per annum shown on the cover page hereof from the date of original issuance, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, beginning October 15, 2014. If a payment date falls on a day that is not a Business Day, the payment made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue, or default will occur, as a result of such delayed payment. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

Except as set forth in the following two paragraphs or the last paragraph under the caption “—Change of Control,” the Notes will not be redeemable at the option of the Company prior to April 15, 2017. Thereafter, the Notes will be redeemable, at our option, in whole or in part, at any time or from time to time, upon prior notice as described below under “—Selection and Notice,” given by first class mail to each Holder’s registered address (or sent electronically if The Depository Trust Company (“DTC”) is the recipient), at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Year	Percentage
2017	104.406%
2018	102.938%
2019	101.469%
2020 and thereafter	100.000%

Prior to April 15, 2017, we may at our option on one or more occasions redeem the Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 105.875%, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash equal to the Net Cash Proceeds from one or more Stock Offerings; provided that at least 65% of the aggregate principal amount of Notes issued on the Issue Date (including, for the avoidance of doubt, outstanding old notes) remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company or its Subsidiaries) and each such redemption occurs within 180 days after the date of consummation of such Stock Offerings.

In addition, at any time and from time to time prior to April 15, 2017, upon prior notice as described below under “—Selection and Notice,” given by first class mail to each Holder’s registered address (or sent electronically if DTC is the recipient), the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Selection and Notice

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis (or, in the case of Notes issued in global form as discussed under the caption “—Book-Entry, Delivery and Form,” based on such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, such method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate, unless otherwise required by law).

No Note of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or sent electronically if DTC is the recipient) at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may be subject to one or more conditions specified in the notice of redemption.

If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the old note. Notes called for redemption without condition become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption, unless the Company has defaulted in the payment of the redemption price.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on sales of assets and subsidiary stock.” We may at any time and from time to time acquire Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise.

Guarantees

The Subsidiary Guarantors, jointly and severally, as primary obligors and not merely as sureties, will irrevocably, fully and unconditionally Guarantee (each, a “Subsidiary Guarantee”) on a senior basis the performance and the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, all of the obligations of the Company under the Indenture and the Notes. The Company derives a substantial portion of its operating income and cash flow from its Subsidiaries, including the Subsidiary Guarantors.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Subsidiary Guarantee were to be rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and depending on the amount of such Indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk factors—Risks Related to the New Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Merger and Consolidation”; provided that if such Person is not the Company or another Subsidiary Guarantor, the Subsidiary Guarantor’s obligations under the Indenture and its Subsidiary Guarantee must be expressly assumed by such other Person, unless such Subsidiary Guarantee is released as described in the next paragraph.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released automatically and unconditionally:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the covenant described under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(2)	in connection with any sale or other disposition of such amount of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, including a disposition in connection with a Qualified Spin Transaction, if such sale or other disposition does not violate the covenant described under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result thereof;

(3)	if the Company designates that Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under “—Certain Covenants—Designation of Unrestricted Subsidiaries”;

(4)	upon Legal Defeasance or Covenant Defeasance as described under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the Indenture as described under caption “—Satisfaction and Discharge”;

(5)	at such time as such Subsidiary Guarantor becomes an Immaterial Subsidiary of the Company; or

(6)	as provided in the covenant described blow under “—Certain Covenants—Future Subsidiary Guarantors.”

Ranking

The Indebtedness evidenced by the Notes and the Subsidiary Guarantees will be unsecured, general obligations of the Company and the relevant Subsidiary Guarantor, as the case may be, senior in right of payment, as set forth in the Indenture, to the payment of any future Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, that is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantees. The Notes and Subsidiary Guarantees will be pari passu in right of payment with all existing and future senior obligations of the Company or the relevant Subsidiary Guarantor, as the case may be. The Notes and Subsidiary Guarantees will be effectively subordinated to Secured Indebtedness of the Company and the applicable Subsidiary Guarantor, to the extent of the value of the collateral securing such Indebtedness, including the obligations of the Company and such Subsidiary Guarantor under the Credit Agreements.

At September 30, 2014, after giving effect to the issuance and sale of the old notes, the application of the net proceeds therefrom as described in our current reports on Form 8-K, filed on April 16, 2014 and August 12, 2014, and the exchange of old notes for new notes as contemplated hereby, we would have had total consolidated long-term debt including the new notes of approximately $3.1 billion, excluding approximately $327 million of secured letters of credit, and no subordinated indebtedness. We would have been able to incur up to approximately $1.8 billion of additional indebtedness under our credit facility and accounts receivable securitization facility.

Although the Indenture will contain limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in certain cases, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Indebtedness.”

The operations of the Company are currently conducted through its Subsidiaries and not all of its Subsidiaries will Guarantee the Notes.

The Notes will be structurally subordinated to all existing and future obligations, including Indebtedness, of any Restricted Subsidiaries of the Company that do not Guarantee the Notes and of any Unrestricted Subsidiaries. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Company and the holders of the Company’s Indebtedness, including the Notes. CNX Funding (a Receivables Subsidiary) will be an Unrestricted Subsidiary.

We own a 50% interest in CONE Gathering LLC, a Joint Venture with Noble Energy that builds and operates the gathering system for most of our Marcellus shale production. CONE Gathering LLC will not qualify as our “Subsidiary” for purposes of the Indenture and, therefore. it will not be subject to the restrictive covenants in the Indenture nor will it Guarantees the Notes.

Same Day Settlement and Payment

The Company will make payments in respect of both principal and interest on the Notes by wire transfer of immediately available funds to the accounts specified by the Holder. The new notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in any Notes will, therefore, be required by DTC to be settled in immediately available funds.

Change of Control

Except as provided below, upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes pursuant to a cash tender offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Date”) (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in the next succeeding paragraph:

(1)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company; or

(3)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company (including Equity Interests of Restricted Subsidiaries of the Company) and its Subsidiaries taken as a whole to any Person other than a Restricted Subsidiary of the Company (it being understood that a Qualified Spin Transaction shall not constitute the sale or other transfer of all or substantially all of the Company’s and its Restricted Subsidiaries’ assets).

Within 30 days following a Change of Control, the Company shall mail a notice to each Holder (or send electronically if DTC is the recipient) with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to the Change of Control Payment (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control; (3) the Change of Control Purchase Date (which shall be no earlier than

30 days nor later than 60 days from the date such notice is sent); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue of such compliance.

Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Company will, on the Change of Control Purchase Date:

(1)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

Notwithstanding the preceding, (i) a conversion of the Company or any of its Restricted Subsidiaries from a corporation, limited partnership, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or (ii) an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock in another form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange the “persons” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Capital Stock in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

The Credit Agreements contain, and agreements governing future Indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The provisions under the Indenture relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the consent of the Holders of a majority in outstanding principal amount of the Notes.

The Company will not be required to make an offer to purchase the Notes as a result of a Change of Control if (a) a third party makes such offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture relating to the Company’s obligations to make such an offer and purchases all Notes validly tendered and not withdrawn under such an offer, (b) notice of redemption of all outstanding Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price or (c) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer. Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement or letter of intent is in place for the Change of Control at the time the Change of Control Offer is made.

In the event that, upon consummation of a Change of Control Offer or Alternate Offer, less than 10% in aggregate principal amount of the Notes (including Additional Notes, if any) that were originally issued are held by Holders other than the Company or Affiliates thereof, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to, but not including, the date of redemption (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

Beginning	on the date that:

(1)	the Notes have an Investment Grade Rating from either Rating Agency; and

(2)	no Default or Event of Default shall have occurred and be continuing,

the covenants specifically listed under the following captions in this prospectus will no longer be applicable to the Notes:

(a)	“—Limitation on Indebtedness”;

(b)	“—Limitation on Restricted Payments”;

(c)	“—Future Subsidiary Guarantees”;

(d)	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(e)	“—Limitation on Sales of Assets and Subsidiary Stock”;

(f)	“—Limitation on Affiliate Transactions”;

(g)	clause (3) of the first paragraph under “—Merger and Consolidation”; and

(h)	“—Designation of Unrestricted Subsidiaries.”

There can be no assurance that the Notes will ever achieve or maintain an Investment Grade Rating.

After such covenants terminate, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

Limitation on Indebtedness

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, assume, Guarantee or otherwise become liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company or a Restricted Subsidiary of the Company may incur Indebtedness, the Company may issue Disqualified Stock and any Restricted Subsidiary of the Company may issue Preferred Stock if, on the date of such incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds 2.0 to 1.0; provided, further, that the amount of Indebtedness that may be incurred and the Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed at any one time outstanding the greater of (a) $200 million and (b) 2.0% of the Company’s ACNTA.

The limitation described in the preceding paragraph shall not prohibit the incurrence of the following Indebtedness by the Company or any of its Restricted Subsidiaries or the issuance of Disqualified Stock by the Company or Preferred Stock by any Restricted Subsidiary of the Company (“Permitted Debt”):

(1)	Indebtedness of the Company or any of its Restricted Subsidiaries (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not exceeding the greater of (a) $2.5 billion and (b) the sum of $500 million plus 30.0% of the Company’s ACNTA as of the date of such incurrence;

(2)	Indebtedness owed to and Preferred Stock issued to and, in each case, held by the Company or any of its Restricted Subsidiaries; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to constitute the incurrence of such Indebtedness or the issuance of such Preferred Stock not permitted by this clause (2);

(3)	the Notes (other than any Additional Notes), the Subsidiary Guarantees related thereto, the Exchange Notes and any Exchange Guarantees related thereto;

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clauses (1), (2) and (3) of this paragraph);

(5)	Refinancing Indebtedness in respect of Indebtedness incurred by the Company or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to Refinance any Indebtedness (other than intercompany Indebtedness), Disqualified Stock or Preferred Stock, as applicable, that was permitted by the Indenture to be incurred or issued pursuant to the first paragraph of this covenant or pursuant to clauses (3) and (4) of this paragraph and this clause (5);

(6)	Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or other Indebtedness, in each case incurred for the purpose of financing all or any part of the price or cost of design, construction, installation, development, repair or improvement of plant, property or equipment used in the business of the Company or any of its Restricted Subsidiaries, and Refinancing Indebtedness thereof, in an aggregate principal amount, when taken together with the outstanding amount of all other Indebtedness or Refinancing Indebtedness incurred pursuant to this clause (6), not to exceed at any time outstanding under this clause (6) the greater of (a) $500 million and (b) 5.0% of the Company’s ACNTA at the time of any incurrences under this clause (6);

(7)

Guarantees by the Company or a Restricted Subsidiary of the Company of any Indebtedness of the Company or any Restricted Subsidiary of the Company that is permitted to be incurred by another provision of this covenant and could have been incurred (in compliance with this covenant) by the Person so Guaranteeing such Indebtedness; provided, however, that if the Indebtedness being

Guaranteed is subordinated to or pari passu with the Notes, then the Subsidiary Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

(8)	Indebtedness under Hedging Contracts, Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business and not for speculation;

(9)	Indebtedness in respect of self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar obligations and completion guarantees provided by or for the account of the Company or any Restricted Subsidiary of the Company in the ordinary course of business, and any Guarantees and letters of credit functioning as or supporting any of the foregoing in the ordinary course of business;

(10)	Permitted Marketing Obligations;

(11)	in-kind obligations relating to oil or natural gas balancing positions arising in the ordinary course of business;

(12)	Indebtedness under the Existing Receivables Financing and any other Indebtedness of a Receivables Subsidiary incurred in a Qualified Receivables Transaction;

(13)	liability in respect of the Indebtedness of any Unrestricted Subsidiary of the Company or any Joint Venture but only to the extent that such liability is the result of (a) the Company’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as Guarantor of such Indebtedness, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (13) and then outstanding does not exceed $25 million, or (b) the pledge of (or a Guarantee limited in recourse solely to) Equity Interests in such Unrestricted Subsidiary or Joint Venture held by the Company or such Restricted Subsidiary to secure such Indebtedness and solely to the extent such Indebtedness constitutes Non-Recourse Debt;

(14)	Permitted Acquisition Indebtedness; and

(15)	Indebtedness of the Company or any Restricted Subsidiary of the Company or the issuance of any Disqualified Stock by the Company or Preferred Stock by any Restricted Subsidiary in an aggregate amount not exceeding, at any one time outstanding, including any Refinancing Indebtedness thereof, the greater of (i) $500 million and (ii) 5.0% of the Company’s ACNTA at the time of any incurrence under this clause (15).

In the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (15) of the preceding paragraph or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, divide, classify or reclassify (or later divide, classify, redivide or reclassify) such item of Indebtedness in any manner that complies with this covenant (including splitting into multiple exceptions) and will only be required to include the amount and type of such Indebtedness in one of such clauses of the preceding paragraph or pursuant to the first paragraph of this covenant; provided that Indebtedness of the Company and any of its Restricted Subsidiaries outstanding under the Credit Agreements as of the Issue Date shall initially be deemed to have been incurred pursuant to clause (1) of the preceding paragraph.

The accrual of interest or Preferred Stock or Disqualified Stock dividends or distributions, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends or distributions on Preferred Stock or Disqualified Stock in the form of additional securities of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant; provided that the amount thereof shall be included in the calculation Consolidated Interest Expense of the Company as accrued to the extent required by the definition of such term.

Limitation on Restricted Payments

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default (other than a Reporting Default) shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not able to incur an additional $1.00 of Indebtedness pursuant to the Consolidated Coverage Ratio test described under the caption “—Limitation on Indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since January 1, 2010 (excluding Restricted Payments permitted by clauses (2) through (10) and clauses (12) and (13) of the second paragraph of this covenant) would exceed the sum of (without duplication):

(a)	50% of the cumulative Consolidated Net Income of the Company for the period commencing on January 1, 2010 and ending on the last day of the fiscal quarter ending on or immediately preceding the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(b)	the aggregate Net Cash Proceeds and the Fair Market Value of property or securities other than cash received (including Equity Interests of Persons other than the Company or a Subsidiary of the Company, engaged primarily in the Permitted Business or assets used or useful in the Permitted Business) in each case by the Company since January 1, 2010 as a contribution to its common equity capital or from the issuance or sale of its Equity Interests (other than Disqualified Stock and Net Cash Proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary of the Company (unless such loans have been repaid with cash on or prior to the date of determination));

(c)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to January 1, 2010 of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange;

(d)	to the extent not already included in Consolidated Net Income for such period, if any Restricted Investment is that was made by the Company or any of its Restricted Subsidiaries after January 1, 2010 is sold for cash (other than to the Company or any Subsidiary of the Company) or otherwise cancelled, liquidated, released or repaid for cash, the cash return or other reduction with respect to such Restricted Investment resulting from such sale, cancellation, liquidation, release or repayment;

(e)	the extent that any Unrestricted Subsidiary of the Company or a Restricted Subsidiary of the Company designated as such after January 1, 2010 is redesignated as a Restricted Subsidiary pursuant to the terms of the Indenture or is merged or consolidated with or into, or transfers or otherwise disposes of all of substantially all of its assets to or is liquidated into, the Company or a Restricted Subsidiary of the Company after January 1, 2010, the lesser of, as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation, (i) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary (or of the properties or assets disposed of, as applicable) as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after January 1, 2010; and

(f)	any dividends or distributions received in cash by the Company or a Restricted Subsidiary of the Company after January 1, 2010 from an Unrestricted Subsidiary of the Company, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period.

As of September 30, 2014, the amount of Restricted Payments we would have been able to make pursuant to this clause (3) would have been approximately $412 million.

The provisions of the foregoing paragraph shall not prohibit:

(1)	the payment of any dividends or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the Indenture;

(2)	the making of any Restricted Payment in exchange for, or out or with Excluded Contributions or the Net Cash Proceeds of, the substantially concurrent sale of Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Company); provided that the amount of any such the Net Cash Proceeds or Excluded Contributions that are utilized for any such Restricted Payment shall be excluded from the calculation of amounts under clause (3)(b) of the preceding paragraph (but only to the extent that the amount of such Net Cash Proceeds or Excluded Contributions were used to purchase or redeem such Equity Interests as provided in this clause (2));

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations or Disqualified Stock of the Company or Subordinated Obligations or Preferred Stock of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations or Equity Interests of the Company or any Guarantor;

(4)	repurchases of Subordinated Obligations of the Company or any Guarantor at a purchase price not greater than (i) 101% of the principal amount of such Subordinated Obligations in the event of a change of control or (ii) 100% of the principal amount of such Subordinated Obligations in the event of an asset disposition, in each case plus accrued and unpaid interest thereon, to the extent required by the terms of such Subordinated Obligations, but only if:

(a)	in the case of a change of control, the Company has first complied with and fully satisfied its obligations under the provisions described under the caption “—Change of Control”; or

(b)	in the case of an asset disposition, the Company has complied with and fully satisfied its obligations in accordance with the covenant described under the heading “—Limitation on Sales of Assets and Subsidiary Stock”;

(5)	the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any of its Subsidiaries held by any current or former officer, director or employee of the Company or any of its Subsidiaries (or their respective estates, heirs, family members, spouses, former spouses or beneficiaries under their estates or other permitted transferees), pursuant to the terms of any equity subscription agreement, stock option agreement, shareholders’ agreement, compensation agreement or arrangement or similar agreement; provided that the aggregate amount of such acquisitions or retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $7 million in any calendar year (with any portion of such $7 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount, provided that such amount shall not exceed $10 million at any time); provided further that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Company after the Issue Date;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(7)	dividends on the Company’s Capital Stock not to exceed an annual rate of $0.50 per share (such amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction occurring after the Issue Date so that the aggregate amount of dividends permitted after such transaction is the same as the amount permitted immediately prior to such transaction);

(8)	the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the covenant described under the caption “—Limitation on Indebtedness”;

(9)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Equity Interests of any such Person;

(10)	payments to dissenting stockholders of the Company not to exceed $5 million in the aggregate made (a) pursuant to applicable law or (b) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction not prohibited by the Indenture;

(11)	Equity Repurchases (a) in an aggregate amount not in excess of $500 million and (b) in excess of the amount provided in clause (a) provided that, in the case of (b), immediately after giving effect to such Restricted Payment and the incurrence of any Indebtedness to finance such repurchase, as if it had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements of the Company are available, the Total Leverage Ratio would not be greater than 2.75 to 1.0; provided, however, that such amount shall be included in the calculation of the amount available for Restricted Payments pursuant to clause (3) of the preceding paragraph, but shall not reduce such amount available for Restricted Payments below zero;

(12)	a Qualified Spin Transaction; and

(13)	Restricted Payments in an aggregate amount since January 1, 2010 not to exceed the greater of (a) $100 million and (b) 1.0% of the Company’s ACNTA.

For the purposes of this covenant, a sale of Equity Interests or Subordinated Obligations shall be deemed “substantially concurrent” if such sale occurs within 120 days of the applicable exchange. For purposes of determining compliance with the foregoing covenant, in the event that a Restricted Payment or other transaction governed by this covenant meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (13) of the preceding paragraph, or is permitted pursuant to the first paragraph of this covenant, the Company will be permitted to classify or divide (or later classify, reclassify, divide or redivide in whole or in part in its sole discretion) such Restricted Payment or other such transaction (or portion thereof) on the date made or later classify, reclassify, divide or re-divide such Restricted Payment or other such transaction (or portion thereof) in any manner that complies with this covenant. The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend or distribution, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or any Restricted Subsidiary of the Company (provided, however, that (i) the priority that any series of Preferred Stock of a Restricted Subsidiary of the Company has in receiving dividends or liquidating distributions shall not be deemed to be a restriction on the ability to pay dividends or make other distributions on its Capital Stock for purposes of this covenant and (ii) the subordination of Indebtedness owed to the Company or any Restricted Subsidiary to other Indebtedness incurred by any Restricted Subsidiary shall not be deemed a restriction on the ability to pay Indebtedness);

(2)	make any loans or advances to the Company or a Restricted Subsidiary of the Company (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its property or assets to the Company or a Restricted Subsidiary of the Company.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	any encumbrance or restriction in any agreement in effect on the Issue Date (including the Credit Agreements);

(2)	the Indenture, the Notes and the Subsidiary Guarantees;

(3)	any encumbrance or restriction with respect to a Restricted Subsidiary of the Company pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company or became a Restricted Subsidiary of the Company (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company) and outstanding on such date;

(4)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (1), (2) or (3) of this paragraph or this clause (4) or contained in any amendment to an agreement referred to in clause (1), (2) or (3) of this paragraph or this clause (4); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements, as determined in good faith by the Company;

(5)	(a) customary non-assignment provisions in any contract, license, lease or sale or exchange agreement and (b) cash, other deposits, or net worth or similar requirements, in each case, imposed by suppliers, customers or lessors under contracts or leases, in the case of each of clauses (a) and (b), entered into in the ordinary course of business;

(6)	in the case of clause (3) of the preceding paragraph, restrictions contained in Capital Lease Obligations, purchase money obligations, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary of the Company to the extent such restrictions restrict the transfer of the property subject to such Capital Lease Obligations, purchase money obligations, security agreements or mortgages;

(7)	any restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(8)	any encumbrance or restriction in any agreement or instrument in the Existing Receivables Financing and in connection with a Qualified Receivables Transaction;

(9)	Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by the Company;

(10)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described below under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including, without limitation, agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12)	encumbrances or restrictions applicable only to a Restricted Subsidiary of the Company that is not a Domestic Subsidiary;

(13)	customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments”;

(14)	agreements governing Hedging Contracts, Interest Rate Agreements and Currency Agreements incurred in the ordinary course of business;

(15)	any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary of the Company; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary of the Company and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary of the Company other than the assets and property of such Unrestricted Subsidiary;

(16)	provisions limiting the distribution or dividend of assets or any portion of Capital Stock of SpinCo in connection with a Qualified Spin Transaction; and

(17)	any encumbrances or restrictions imposed by any amendments of the contracts, instruments or obligations referred to in clauses (1) through (16) of this paragraph; provided that such amendments are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing, as determined in good faith by the Company.

Limitation on Sales of Assets and Subsidiary Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

(1)	the Company or a Restricted Subsidiary receives consideration at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Disposition), of the assets and Equity Interests issued or sold pursuant to such Asset Disposition;

(2)	at least 75% of the consideration received by the Company or its Restricted Subsidiaries is in the form of cash or Temporary Cash Investments, Additional Assets or any combination thereof (collectively, the “Cash Consideration”); provided that each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee by written agreement that releases the Company or such Restricted Subsidiary from or indemnifies the Company or such Restricted Subsidiary against further liability;

(b)	with respect to any Asset Disposition of Oil and Gas Properties by the Company or any Restricted Subsidiary where the Company or such Restricted Subsidiary retains an interest in such property, the costs and expenses of the Company or such Restricted Subsidiary related to the exploration, development, completion or production of such properties and activities related thereto which the transferee (or an Affiliate thereof) agrees to pay;

(c)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are, within 180 days of the Asset Disposition, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(d)	any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d), not to exceed an amount equal to 7.5% of the Company’s ACNTA (determined at the time of receipt of such Designated Non-Cash Consideration), with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or a Restricted Subsidiary, as the case may be) within 365 days to:

(a)	prepay, repay, redeem or purchase any Senior Debt;

(b)	acquire Additional Assets; or

(c)	make capital expenditures in a Permitted Business.

The requirement of clauses (3)(b) and (3)(c) of the preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company (or any Restricted Subsidiary of the Company) with a Person other than a Restricted Subsidiary of the Company within the time period specified in the preceding paragraph and such Net Available Cash is subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

Pending application of Net Available Cash pursuant to this covenant, the Company or any Restricted Subsidiary of the Company may apply the Net Available Cash to temporarily reducing Indebtedness under any Credit Facility or otherwise invest the Net Available Cash in any manner that is not prohibited by the Indenture.

The amount of Net Available Cash not applied or invested as provided above will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds equals or exceeds $50 million, the Company shall make an offer to purchase Notes and other Pari Passu Indebtedness of the Company (an “Offer”) within 30 days, and shall purchase Notes tendered pursuant to an Offer by the Company for the Notes (and such other Pari Passu Indebtedness of the Company) at a purchase price of 100% of their principal amount without premium, plus accrued but unpaid interest to, but not including, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date (or, in respect of such other Pari Passu Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the amount of Excess Proceeds, the Company will select the securities to be purchased on a pro rata basis (except that any Notes represented by a Note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate unless otherwise required by law) but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof. Upon completion of an Offer, Excess Proceeds will be deemed to be reset to zero.

The provisions of the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the consent of a majority in principal amount of the outstanding Notes (including, without limitation, Additional Notes, if any).

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless the terms thereof:

(1)	are not materially less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate or, if in the good faith judgment of the Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)	if such Affiliate Transaction involves an amount in excess of $30 million, are set forth in writing and have been approved by the Board of Directors, including a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction.

The following items will not be deemed to be Affiliate Transactions under the Indenture and, therefore, will not be subject to the provisions of foregoing paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	any sale of Hydrocarbons or other mineral products to an Affiliate of the Company or the entering into or performance of Hedging Contracts, contracts for exploring for, producing, gathering, marketing, processing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts entered into in the ordinary course of business which are fair to the Company and its Restricted Subsidiaries taken as a whole, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, as determined in good faith by the Company;

(3)	the sale or issuance to an Affiliate of the Company of Capital Stock of the Company that does not constitute Disqualified Stock, and the sale to an Affiliate of the Company of Indebtedness (including Disqualified Stock) of the Company in connection with an offering of such Indebtedness in a market transaction and on terms substantially identical to those of other purchasers in such market transaction;

(4)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary of the Company, Capital Stock in, or controls, such Person;

(5)	transactions between the Company or any Restricted Subsidiary of the Company and any Person, a director of which is also a director of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or such Restricted Subsidiary; provided that such director shall abstain from voting as a director of the Company on any matter involving such other person;

(6)	the payment of reasonable fees to and reimbursements of expenses (including travel and entertainment expenses and similar expenditures in the ordinary course of business) of employees, officers, directors or consultants of the Company or any of its Subsidiaries;

(7)	transactions between or among the Company and its Restricted Subsidiaries;

(8)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Limitation on Restricted Payments” or Permitted Investments;

(9)	sales, contributions, conveyances and other transfers of Receivables and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary or any other similar transactions in connection with any Qualified Receivables Transaction;

(10)	transactions effected in accordance with the terms of any agreement to which the Company or any Restricted Subsidiary of the Company is a party as of the Issue Date and scheduled in the Indenture, and any amendments, modifications, supplements, extensions, renewals or replacements thereof so long as such amendments, modifications, supplements, extensions, renewals or replacements do not materially and adversely affect the rights, taken as a whole, of the Holders of the Notes as compared to the terms of such agreement in effect on the Issue Date, as determined in good faith by the Company;

(11)	any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(12)	loans or advances to employees, officers or directors in the ordinary course of business and approved by the Company’s Board of Directors in an aggregate principal amount not to exceed $7.5 million outstanding at any one time;

(13)	agreements and transactions entered into or effected in connection with a Qualified Spin Transaction; and

(14)	(a) Guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of the Company’s Unrestricted Subsidiaries in the ordinary course of business, except for Guarantees of Indebtedness and (b) pledges by the Company or any Restricted Subsidiary of the Company of (or any Guarantee by the Company or any Restricted Subsidiary limited in recourse solely to) Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Company’s Unrestricted Subsidiaries.

Limitation on Liens

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien (the “Initial Lien”), other than Permitted Liens, of any nature whatsoever against any assets of the Company or any Restricted Subsidiary of the Company (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1)	in the case of any such Lien securing an obligation that ranks pari passu with the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be; and

(2)	in the case of any such Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated obligation;

provided that any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Merger and Consolidation

The Company shall not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, any Person, unless:

(1)	(a) the resulting, surviving or transferee Person (if not the Company) (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (b) the Successor Company (if not the Company) shall expressly assume all the obligations of the Company under the Notes, the Indenture and the registration rights agreement pursuant to agreements in form reasonably satisfactory to the Trustee;

(2)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, either (i) the Company or the Successor Company (if other than the Company) would be able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption “—Limitation on Indebtedness” or (ii) the Consolidated Coverage Ratio of the Company or the Successor Company (if other than the Company) is equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction; and

(4)	the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and such supplemental indenture, if any, comply with the Indenture.

For purposes of this paragraph, except as provided in the next paragraph, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Capital Stock of which constitute all or substantially all of the assets of the Company, will be deemed to be the transfer of all or substantially all of the assets of the Company.

The foregoing notwithstanding, the restrictions in the preceding paragraph will not apply to any disposition of assets resulting from a Qualified Spin Transaction that is effected in accordance with the definition of that term. Furthermore, any Restricted Subsidiary of the Company may consolidate with or merge into the Company and the Company may consolidate with or merge into or dispose of all or substantially all of its assets to any Guarantor, without complying with the foregoing clause (3) in connection with any such consolidation, merger or disposition.

The foregoing notwithstanding, the Company is permitted to reorganize as any other form of entity in accordance with the following procedures provided that:

(1)	the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a corporation formed under Delaware law;

(2)	the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3)	the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(4)	immediately after such reorganization no Default exists; and

(5)	such reorganization is not materially adverse to the Holders or Beneficial Owners of the Notes.

The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets to any Person (other than the Company or a Subsidiary Guarantor) unless either the Subsidiary Guarantee of such Subsidiary Guarantor is released as described above under “—Guarantees” or:

(1)	the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a supplemental indenture in form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee and the registration rights agreement;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company shall have complied with certain additional conditions contained in the Indenture.

Reports

Whether or not required by the Securities and Exchange Commission (the “SEC”), so long as any Notes are outstanding, the Company will furnish or make available to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations for a company that is subject to Section 13(a) or 15(d) of the Exchange Act:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided that any such above information or reports filed with the EDGAR system of the SEC (or any successor system) and available publicly on the Internet shall be deemed to be furnished or made available to the Holders of Notes.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries hold more than 10.0% of the Adjusted Consolidated Net Tangible Assets of the Company in the aggregate, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Company’s Unrestricted Subsidiaries.

The Company and the Subsidiary Guarantors will agree in the Indenture that, for so long as any Notes remain outstanding and are “restricted securities” under Rule 144 of the Securities Act, if at any time they are not required to file with the SEC the reports required by the first paragraph of this covenant, the Company and the Subsidiary Guarantors will furnish to Holders and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Future Subsidiary Guarantors

If, after the Issue Date, any Domestic Subsidiary of the Company that is not an Immaterial Subsidiary and that is not already a Subsidiary Guarantor Guarantees or otherwise becomes an obligor with respect to any other Indebtedness of the Company or any Subsidiary Guarantor in excess of the De Minimis Amount, then such Domestic Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the Trustee within 20 Business Days of the date on which it Guaranteed or became an obligor with respect to such Indebtedness; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Domestic Subsidiary that was incurred pursuant to this paragraph shall provide by its terms that it shall be automatically and unconditionally released at such time as such Subsidiary Guarantor ceases to Guarantee or otherwise be an obligor with respect to any other Indebtedness of the Company or any other Subsidiary Guarantor in excess of the De Minimis Amount.

Designation of Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Limitation on Restricted Payments” or represent a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Limitation on Indebtedness,” the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Defaults

Each of the following is an “Event of Default”:

(1)	a default in the payment when due of interest on the Notes for 30 days;

(2)	a default in the payment of principal of any Note when due (at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise);

(3)	the failure by the Company for 30 days after written notice has been given to the Company by the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding to comply with any of its obligations to offer to purchase or purchase Notes in the covenants described above under “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)	the failure by the Company for 180 days after written notice to the Company from the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding to comply with any of its obligations in the covenants described above under “—Certain Covenants—Reports”;

(5)	the failure by the Company for 60 days after written notice to the Company by the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding to comply with its other agreements contained in the Indenture;

(6)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of, premium, if any, on, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75 million or more; provided, however, that if, prior to any acceleration of the Notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 30 Business Day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the Notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”) as described in the Indenture;

(8)	any judgment or decree for the payment of money in an amount in excess of $75 million or its foreign currency equivalent at the time is rendered against the Company or a Significant Subsidiary (to the extent not covered by insurance or indemnity or, if covered by insurance or indemnity, to the extent the insurer or indemnitor has not disclaimed coverage), which judgments are not discharged, waived, bonded or stayed for a period of 60 days (the “judgment default provision”); or

(9)	any Subsidiary Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and the Subsidiary Guarantee) (the “guarantee default provision”).

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have furnished to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture will provide that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes (or send electronically if DTC is the recipient) notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as it determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also will be required to deliver to the Trustee, within 30 days of becoming aware of the occurrence thereof, written notice of any Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of a Note by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (except provisions relating to minimum required notice of optional redemption or those provisions relating to the covenants to make offers to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”);

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8)	make the Notes or the Subsidiary Guarantees subordinated in right of payment to any other obligation; or

(9)	make any change in any Subsidiary Guarantee that could adversely affect such Holder.

Without the consent of any Holder of the Notes, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor of the obligations of the Company or the Subsidiary Guarantors under the Indenture;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)	add Guarantees with respect to the Notes (including any Subsidiary Guarantee) as provided in the Indenture or otherwise, or to evidence the release of any Subsidiary Guarantor from its Subsidiary Guarantee, as provided in the Indenture;

(5)	secure the Notes or the Subsidiary Guarantees;

(6)	add to the covenants of the Company for the benefit of the Holders of the Notes or surrender any right or power conferred upon the Company or any Subsidiary Guarantor, including to comply with the requirements of the SEC or DTC in order to maintain the transferability of the Notes pursuant to Rule 144A under the Securities Act (“Rule 144A”) or Regulation S under the Securities Act (“Regulation S”);

(7)	make any change that does not adversely affect the rights of any Holder of the Notes;

(8)	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(9)	provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date;

(10)	evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee; or

(11)	conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this “Description of New Notes,” as certified to the Trustee in an officers’ certificate.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture requiring the consent of the Holders becomes effective, the Company is required to mail to Holders of the Notes (or sent electronically if DTC is the recipient) a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture (“Legal Defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under “—Change of Control” and under the covenants described under the caption “—Certain Covenants” (other than the covenant described under the caption “—Certain Covenants—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the guarantee default provision described under the caption “—Defaults” and the limitations contained in clause (3) of the first paragraph under the caption “—Certain Covenants—Merger and Consolidation” (“Covenant Defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation.” If the Company exercises its Legal Defeasance option or its Covenant Defeasance option, each Subsidiary Guarantor will be released from all its obligations with respect to its Subsidiary Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of an accounting, appraisal or investment banking firm of national standing, to pay the principal of, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date (provided that if such redemption is made as provided in the third paragraph under “—Optional Redemption,” (x) the amount of cash in U.S. dollars, Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined by such redemption date);

(2)	in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be satisfied and discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in the Indenture), when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)

all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise and either the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, or interest on, the Notes to the date of Stated Maturity or redemption (provided that if such redemption is made as provided in the third paragraph under “—Optional Redemption,” (i) the amount of cash in U.S. dollars, Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (ii) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined by such date);

(2)	in respect of clause (1)(b), no Event of Default has occurred and is continuing on the date of the deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Company has paid or caused to be paid all other sums payable by the Company under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

Wells Fargo Bank, National Association will be the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes.

If the Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Indenture will limit the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have furnished to the Trustee security or indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law

The Indenture will provide that it, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Where You Can Find More Information

Any prospective investor in this offering who receives this prospectus may obtain a copy of the Indenture without charge by writing to CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317-6506; Attention: Stephen W. Johnson.

Book-Entry, Delivery and Form

The new notes will be issued initially only in the form of one or more global notes (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC that has exchanged old notes for new notes in the exchange offer, as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company, the Guarantors and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Company, the Guarantors, the Trustee or any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or

Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Company fails to appoint a successor depositary within 90 days; or

(2)	there has occurred and is continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the Indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the Indenture.

Same-Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company at cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) used or useful in a Permitted Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a non-controlling interest in any Person that at such time is a Restricted Subsidiary;

provided that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means (without duplication), as of the date of determination:

(1)	the sum of:

(a)	the discounted future net revenues from proved oil and natural gas reserves of a Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of such Person’s most recently completed fiscal year, which reserve report is prepared, audited or reviewed by independent petroleum engineers as to proved reserves accounting for at least 80% of all such discounted future net revenues and by them Company’s petroleum engineers with respect to any other proved reserves covered by such report, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)	estimated proved oil and natural gas reserves of such Person and its Restricted Subsidiaries acquired since the date of such year-end reserve report, and

(ii)	estimated proved oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since the date of such year-end reserve report due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(iii)	estimated proved oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such year-end reserve report, and

(iv)	reductions in estimated proved oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of proved oil and natural gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions;

in the case of the preceding clauses (i) through (iv), calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year-end reserve report) and estimated by such Person’s petroleum engineers or any independent petroleum engineers engaged by such Person for that purpose;

(b)	the capitalized costs that are attributable to oil and gas properties of such Person and its Restricted Subsidiaries to which no proved oil and natural gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the last day of such Person’s most recent quarterly or annual period for which internal financial statements are available;

(c)	the Net Working Capital of such Person and its Restricted Subsidiaries as of a date no earlier than the last day of such Person’s most recent quarterly or annual period for which internal financial statements are available; and

(d)	the greater of:

(i)	the net book value, and

(ii)	the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries),

in each case, of such Person and its Restricted Subsidiaries as of a date no earlier than the last day of the date of such Person’s most recent quarterly or annual period for which internal financial statements are available; provided that if no such appraisal has been performed, such Person shall not be required to obtain such an appraisal and only clause (1)(d)(i) of this definition shall apply, minus, to the extent not otherwise taken into account in this clause (1),

(2)	the sum of:

(a)	minority interests;

(b)	any net gas balancing liabilities of such Person and its Restricted Subsidiaries as of the last day of such Person’s most recent annual or quarterly period for which internal financial statements are available;

(c)	the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of such Person and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(d)	the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of such Person and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If such Person changes its method of accounting from the successful efforts method to the full costs method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if such Person were still using the successful efforts method of accounting. For the avoidance of doubt, “oil and gas reserves” shall include any reserves attributable to natural gas liquids.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to a Note at any time, as determined by the Company, the excess of:

(1)	the present value at such time of (i) the redemption price of the Note at April 15, 2017 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through April 15, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such time plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months), over

(2)	the then outstanding principal of such Note.

“As determined in good faith by the Company” means a determination made in good faith by the Board of Directors of the Company or any officer of the Company involved in or otherwise familiar with the transaction for which such determination is being made, any such determination being conclusive for all purposes under the Indenture.

“Asset Disposition” means any sale, lease (other than an operating lease), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary of the Company, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary of the Company (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary of the Company; or

(3)	any other assets of the Company or any Restricted Subsidiary of the Company outside of the ordinary course of business of the Company or such Restricted Subsidiary, which “ordinary course of business” includes, for the avoidance of doubt, transfers or dispositions of assets to facilitate the Permitted Business through operating agreements, working interests, royalty interests, mineral interests, processing agreements, farm-in agreements, farm-out agreements, developments agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, limited liability company agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties;

provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger and Consolidation” and not by the provisions of the covenant described under the caption “—Certain Covenants—Limitation of Sales of Assets and Subsidiary Stock.”

Notwithstanding the foregoing, none of the following shall be deemed to be an Asset Disposition:

(1)	a disposition of assets between or among the Company and its Restricted Subsidiaries;

(2)	a disposition of assets that constitutes a Restricted Payment permitted by the covenant described above under the caption “—Limitation on Restricted Payments,” or a Permitted Investment;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	an Asset Swap;

(5)	the sale or other disposition of Hydrocarbons or other mineral products in the ordinary course of business;

(6)	a sale, contribution, conveyance or other disposition of Receivables and related assets of the type specified in the definition of Qualified Receivables Transaction by or to a Receivables Subsidiary in a Qualified Receivables Transaction;

(7)	any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Permitted Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary of the Company, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(8)	the sale, lease or other disposition of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property, including seismic data and interpretations thereof, that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(9)	licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property, including seismic data and interpretations thereof, in the ordinary course of business;

(10)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11)	the granting of Liens not prohibited by the covenant described above under the caption “—Certain Covenants—Limitation on Liens” and dispositions in connection with Permitted Liens;

(12)	the sale or other disposition of cash or Temporary Cash Investments or other financial instruments;

(13)	any sale or other disposition of Equity Interests in an Unrestricted Subsidiary;

(14)	the early termination or unwinding of any Hedging Obligations; and

(15)	a single transaction or series of related transactions that involve the disposition of assets with a Fair Market Value of less than $20 million.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions described above under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” if then in effect.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday (as defined in the Indenture).

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” of any Person means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“CNX Funding” means CNX Funding Corporation, a Delaware corporation.

“Consolidated Cash Flow” for any period means, with respect to any specified Person for any period, the sum of its Consolidated Net Income, plus, to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	provision for taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) of such Person and its Restricted Subsidiaries for such period;

(3)	depletion, depreciation and impairment charges and expenses of such Person and its Restricted Subsidiaries for such period;

(4)	amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period;

(5)	if such Person accounts for its oil and natural gas operations using successful efforts or a similar method of accounting, exploration and abandonment expense of such Person and its Restricted Subsidiaries for such period; and

(6)

all other non-cash charges, including non-cash charges taken pursuant to FASB ASC 815 (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period except such amounts as the Company determines in good faith are nonrecurring or represent a write-off, write-down or reserve with respect to a current asset), minus all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it (i) will result in the receipt of cash payments in any future period or (ii) represents the reversal of any accrual, or cash reserve for, anticipated cash expenditures in any prior period where such accrual or reserve is no longer required).

“Consolidated Coverage Ratio” of any Person as of any date of determination means the ratio of:

(1)	the aggregate amount of Consolidated Cash Flow of such Person for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to

(2)	Consolidated Interest Expense of such Person for such four fiscal quarters.

In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period (except that in making such calculation, the amount of Indebtedness under any revolving Credit Facility outstanding on the Calculation Date will be deemed to be (i) the average daily balance of such Indebtedness during such four-quarter period or such shorter period for which such facility was outstanding or (ii) if such revolving Credit Facility was created after the end of such four-quarter period, the average daily balance of such Indebtedness during the period from the date of creation of such revolving Credit Facility to the Calculation Date, provided that such average daily balance shall take into account any repayment of Indebtedness under such revolving Credit Facility to the extent of any related commitment termination). For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined either (i) in accordance with Regulation S-X under the Securities Act or (ii) in good faith by the chief financial or accounting officer of such Person; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated Cash Flow, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC) and that are set forth in an officers’ certificate signed by the chief financial or accounting officer of such Person that states (a) the amount of each such adjustment, (b) that such adjustments are based on the reasonable good faith belief of the officers executing such officers’ certificate at the time of such execution and the (c) factual basis on which such good faith belief is based.

In addition, for purposes of calculating the Consolidated Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total interest expense of the specified Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding (i) any interest attributable to Dollar-Denominated Production Payments, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness), plus, to the extent not included in such total interest expense, and to the extent incurred by such Person or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	capitalized interest;

(3)	non-cash interest expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	net costs (including amortization of fees and up-front payments) associated with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in such Person and its Restricted Subsidiaries being net payees as to future payouts under such caps or options, and interest rate and currency swaps and forwards for which such Person or any of its Restricted Subsidiaries has paid a premium;

(6)	dividends (excluding dividends paid in Equity Interests which are not Disqualified Stock) in respect of all Disqualified Stock held by Persons other than such Person or a Restricted Subsidiary of such Person; and

(7)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries to the extent such Indebtedness constitutes Indebtedness of such Person or such Restricted Subsidiary (whether or not such Guarantee or Lien is called upon);

provided, however, that “Consolidated Interest Expense” shall not include any amortization of costs relating to original debt issuances other than the amortization of debt discount related to the issuance of zero coupon securities or other securities with an original issue price of not more than 90% of the principal thereof.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate net income (loss) of such Person and its Subsidiaries determined on a consolidated basis in accordance with

GAAP and without any reduction in respect of Preferred Stock dividends; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any other Person if such other Person is not a Restricted Subsidiary, except that:

(a)	subject to the exclusion contained in clause (4) of this definition, the specified Person’s equity in the net income of such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to the specified Person or any of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) of this definition); and

(b)	the specified Person’s equity in a net loss of any such other Person for such period shall be included in determining such Consolidated Net Income;

(2)	any net income of any Restricted Subsidiary of such Person (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary of the Company as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3)	any income or loss attributed to discontinued operations;

(4)	any extraordinary gains or losses, together with any related provision for taxes on such gains or losses;

(5)	any non-cash compensation expense realized for grants of performance shares, stock, stock options or other equity-based awards;

(6)	unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of FASB ASC 815;

(7)	any asset impairment or write-downs on Oil and Gas Properties or other assets under GAAP or SEC guidelines; and

(8)	the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(f) of the first paragraph thereof.

“Credit Agreements” means the Amended and Restated Credit Agreement, dated as of April 12, 2011, by and among CONSOL Energy Inc., the guarantors party thereto, and the lenders and agents party thereto, and the Amended and Restated Credit Agreement, dated as of April 12, 2011, by and among CNX Gas, the guarantors party thereto, and the lenders and agents party thereto, each as amended, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced, refinanced or increased in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including the Credit Agreements), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, Production Payments, capital market financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or Refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“De Minimis Amount” means a principal amount of Indebtedness that does not exceed $10 million.

“Designated Non-Cash Consideration” means the Fair Market Value of non-Cash Consideration received by the Company or a Restricted Subsidiary of the Company in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation and executed by the chief financial officer and one other officer of the Company, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock of a Person or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to the earlier of, in the case of clause (a), (b) or (c), (i) 91 days after the Stated Maturity of the Notes and (ii) the date on which no Notes are outstanding (provided that only the portion of Capital Stock which is mandatorily redeemable or matures or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock), in each case other than in exchange for Capital Stock of the Company (other than Disqualified Stock).

Notwithstanding the preceding sentence:

(1)	any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset disposition will not constitute Disqualified Stock so long as the right to have such Capital Stock repurchased upon a change of control or asset disposition is no more favorable to the holders thereof than the requirements set forth herein under “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(2)	any Capital Stock issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; and

(3)	any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of the Company or any of its Subsidiaries, in each case upon the termination of employment or death of such person pursuant to any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the referent Person that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” of any Person means (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Equity Repurchase” means the repurchase or other acquisition or retirement for value of any Equity Interests of the Company pursuant to any stock repurchase plan of the Company approved by the Board of Directors of the Company and effected in accordance with Rule 10b-18 under the Exchange Act or otherwise in accordance with applicable law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from contributions to its common equity capital or the sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company, in each case designated as “Excluded Contributions” pursuant to an officers’ certificate executed by an officer of the Company.

“Existing Receivables Financing” means the receivables financing and related transactions in connection with (i) that certain Amended and Restated Receivables Purchase Agreement, dated as of April 30, 2007, by and among the Company, CNX Funding and the other parties from time to time party thereto, and (ii) that certain Purchase and Sale Agreement, dated as of April 30, 2003, by and among CNX Funding, the Company and the other parties from time to time party thereto, in each case as amended, restated, renewed supplemented or otherwise modified from time to time.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $50 million or more and otherwise by an officer of the Company (unless otherwise provided in the Indenture), any such determination being conclusive for all purposes under the Indenture.

“FASB ASC 815” means Financial Accounting Standards Board Accounting Standards Codification Topic No. 815, Derivatives and Hedging.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Contract” means any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons to be used, produced, processed or sold by the Company or any of its Restricted Subsidiaries that are customary in the Permitted Business and designed to protect such Person against fluctuations in or manage exposure to Hydrocarbon prices and not for speculative purposes.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Contract, Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the registrar’s books.

“Hydrocarbons” means coal, oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Immaterial Subsidiary” means any Restricted Subsidiary that had:

(1)	assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding $1 million; and

(2)	Consolidated Net Income not exceeding $1 million for such fiscal year,

provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2)	all Capital Lease Obligations of such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) of this paragraph) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5)	Hedging Obligations;

(6)	all obligations of the type referred to in clauses (1) through (5) of this paragraph of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and

(7)	all obligations of the type referred to in clauses (1) through (6) of this paragraph of other Persons secured by any Lien on any property or asset of such first-mentioned Person (whether or not such obligation is assumed by such first-mentioned Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

The “amount” or “principal amount” of any Indebtedness or Disqualified Stock or other Preferred Stock outstanding at any time of determination as used herein shall be as set forth below or, if not set forth below, determined in accordance with GAAP:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person;

(4)	in the case of any Capital Lease Obligation, the amount determined in accordance with the definition thereof;

(5)	in the case of any Preferred Stock, (a) if other than Disqualified Stock, the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price or (b) if Disqualified Stock, as specified in the definition thereof;

(6)	in the case of any Interest Rate Agreements included in the definition of “Permitted Debt,” zero;

(7)	in the case of all other unconditional obligations, the amount of the liability thereof determined in accordance with GAAP; and

(8)	in the case of all other contingent obligations, the maximum liability at such date of such Person.

For purposes of determining any particular amount of Indebtedness, (i) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then the amount of such other Indebtedness equal to the face amount of such letters of credit shall not be included. If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (a) the principal of such Indebtedness and (b) the amount that may be drawn under such letter of credit.

None of the following shall constitute Indebtedness:

(1)	Indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from Guarantees securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company, other than Guarantees or similar credit support by the Company or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(2)	obligations to pay accrued expenses, any trade payables or other similar liabilities to trade creditors and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property;

(3)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(4)	obligations to pay royalties and other amounts due in the ordinary course of business to royalty and working interest owners;

(5)	obligations arising from Guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business;

(6)	obligations (other than express Guarantees of Indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (a) trade acceptances and (b) endorsements of instruments for deposit in the ordinary course of business;

(7)	obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such obligation is extinguished within two Business Days of its incurrence;

(8)	obligations in respect of any obligations under workers’ compensation laws and similar legislation;

(9)	obligations under Production Payments and Reserve Sales, and any obligations that do not pertain to the borrowing of money under all contracts and other agreements, instruments or arrangements described in the definition of “Oil and Gas Liens”;

(10)	any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FASB ASC 815);

(11)	Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries; and

(12)	any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

“Interest Rate Agreement” means any non-speculative interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against or manage exposure to fluctuations in interest rates.

“Investment” in any Person means any (1) direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (including any transfer of cash or other property to others or any payment for property or services for the account or use of others but excluding (a) advances to customers or joint interest partners or drilling partnerships sponsored by the Company or any Restricted Subsidiary of the Company in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender, (b) commission, travel and similar advances to officers, directors and employees made in the ordinary course of business and (c) prepaid expenses or deposits and trade payables and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices), (2) all items that are or would be classified as investments on a balance sheet or (3) any purchase or acquisition of Capital Stock, Indebtedness or other similar securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law) issued by such Person. Except as otherwise provided for in the Indenture, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary of the Company, or any Restricted Subsidiary of the Company issues any Capital Stock, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Capital Stock of and all other Investments in such Restricted Subsidiary retained.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under the caption “—Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (i) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means the first date on which the Notes are issued under the Indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any equity Investment.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investor’s Service, Inc. and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such assets or received in any other noncash form), in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees (including financial and other advisory fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to non-controlling interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Working Capital” of any Person means:

(1)	all current assets of such Person and its Restricted Subsidiaries; minus

(2)	all current liabilities of such Person and its Restricted Subsidiaries, except current liabilities included in Indebtedness;

in each case, determined in accordance with GAAP.

“Non-Recourse Debt” means, with respect to Indebtedness of any Unrestricted Subsidiary or Joint Venture, Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions and except by the pledge of (or a Guarantee limited in recourse solely to) the Equity Interests of such Unrestricted Subsidiary or Joint Venture; and

(2)	as to which the lenders will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of such Unrestricted Subsidiary or Joint Venture), except for Customary Recourse Exceptions.

“Oil and Gas Liens” means:

(1)

Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of Oil and Gas Properties, or any interest therein, costs incurred for “development” shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests);

(2)	Liens on Oil and Gas Properties to secure obligations incurred or Guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

(3)	Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, joint operating agreements or similar agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary of the Company, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the oil and gas business; provided that in all instances, such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; and

(4)	Liens on pipelines or pipeline facilities that arise by operation of law.

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by such Person or any of its Restricted Subsidiaries which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Subsidiary Guarantees, as applicable.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries (in either case, whether or not such Indebtedness was incurred in contemplation of such merger or consolidation); provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, as applicable, either:

(1)	immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Person (if the Company is not the survivor in the transaction) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness”; or

(2)	immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Consolidated Coverage Ratio of the Company or such Person (if the Company is not the survivor in the transaction) is equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business” means the business conducted by the Company and its Subsidiaries on the Issue Date, and any business of a nature that is or shall have become related to (i) the acquisition, exploration, development, production, operation and disposition of interests in oil, natural gas and other Hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (iii) the treatment, processing, storage, transportation or marketing of Hydrocarbons and other minerals and products produced in association therewith, (iv) the production of electricity or other sources of power, such as coal- or natural gas-fueled power generation facilities, wind, solar or hydroelectric power generation facilities or similar activities and (v) any activity that is ancillary to or necessary or appropriate for the activities described in this definition.

“Permitted Business Investments” means Investments of a nature that is or shall have become customary in the Permitted Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Permitted Business jointly with third parties, including (i) ownership interests in oil, natural gas, other Hydrocarbon properties or any interest therein or gathering, transportation, processing, storage or related systems or ancillary real property interests, (ii) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral interests, processing agreements, farm-in agreements, farm-out agreements, developments agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, limited liability company agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties, and (iii) direct or indirect ownership interests or Investments in drilling rigs, fracturing units and other equipment used in the Permitted Business or in Persons that own or provide such equipment.

“Permitted Investment” means:

(1)	an Investment in the Company, a Restricted Subsidiary of the Company or a Person that will, as a result of such Investment, become a Restricted Subsidiary of the Company;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Permitted Business;

(3)	an Investment in Temporary Cash Investments;

(4)	an Investment in receivables owing to the Company or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to officers, directors or employees made in the ordinary course of business;

(7)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(8)	any Investment made as a result of the receipt of non-Cash Consideration from an Asset Disposition (or a disposition excluded from the definitions thereof) that was made pursuant to and in compliance with the covenant described above under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” including pursuant to an Asset Swap;

(9)	Investments made pursuant to Hedging Obligations of the Company or its Restricted Subsidiaries;

(10)	Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;

(11)	Investments in or payments to SpinCo or its Subsidiaries in connection with a Qualified Spin Transaction and the transactions relating thereto, including the payment of all fees and expenses related thereto;

(12)	in connection with the management of employee benefit trust funds of the Company or any of its Restricted Subsidiaries, Investment of such employee benefit trust funds in Investments of a type generally and customarily used in the management of employee benefit trust funds;

(13)	Permitted Business Investments;

(14)	Investments resulting from any acquisition of assets or Capital Stock solely in exchange for the issuance of, or with or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary) to the equity capital of the Company in respect of, or (b) sale (other than to a Restricted Subsidiary) of, Equity Interests (other than Disqualified Stock) of the Company;

(15)	Investments resulting from repurchases of the Notes;

(16)	any Guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Limitation on Indebtedness” other than a Guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(17)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under the Indenture;

(18)	Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger and Consolidation” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)	endorsements of negotiable instruments and documents in the ordinary course of business;

(20)	such Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(21)	Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Permitted Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Permitted Business; and

(22)

other Investments (including Investments in Joint Ventures) in an aggregate amount not to exceed the greater of (a) $500 million and (b) 5.0% of the Company’s ACNTA, in each case, at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided that if any Investment pursuant to this clause (22) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (22) for so long as such Person continues to be a Restricted Subsidiary of the Company.

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and other obligations under Credit Facilities incurred pursuant to clause (1) of the definition of “Permitted Debt”;

(2)	Liens securing Indebtedness and other obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred pursuant to the covenant described under the caption “—Limitation on Indebtedness” (other than pursuant to clause (1) of the definition of “Permitted Debt”); provided that on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of proceeds therefrom, the Secured Leverage Ratio would not be greater than 2.5 to 1.0;

(3)	Liens existing as of the Issue Date;

(4)	Liens for the benefit of (or to secure) the Notes, any Subsidiary Guarantee and other obligations arising under the Indenture;

(5)	any Lien existing on any property of a Person at the time such Person is merged or consolidated with or into the Company or any of its Restricted Subsidiaries or becomes a Restricted Subsidiary of the Company (and not incurred in anticipation of or in connection with such transaction); provided that such Liens are not extended to other property of the Company or the other Restricted Subsidiaries of the Company;

(6)	any Lien existing on any property (including Capital Stock) at the time of the acquisition thereof (and not incurred in anticipation of or in connection with such transaction); provided that such Liens are not extended to other property of the Company or its Restricted Subsidiaries;

(7)	any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries or the ownership of their property (including (i) easements, rights of way and similar encumbrances, (ii) rights or title of lessors under leases (other than Capital Lease Obligations), (iii) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any of its Restricted Subsidiaries on deposit with or in the possession of such banks, (iv) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, (v) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, insurance or surety bonds, bid, plugging and abandonment and performance bonds other obligations of a like nature and incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations) and (vi) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (other than trade accounts payable arising in the ordinary course of business));

(8)	Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(9)	Liens incurred to secure appeal bonds and judgment and attachment Liens not constituting a Default, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings;

(10)	Liens securing Hedging Obligations of the Company and its Restricted Subsidiaries;

(11)	Liens securing Capital Lease Obligations, mortgage financings, purchase money obligations or other Indebtedness incurred pursuant to clause (6) of the definition of “Permitted Debt”; provided that such Liens attach only to the property (a) acquired with the proceeds of such Indebtedness or (b) which is the subject of such Capital Lease Obligations;

(12)	Liens securing purchase money obligations or other Indebtedness granted in connection with the acquisition by the Company or any of its Restricted Subsidiaries in the ordinary course of business of fixed assets used in a Permitted Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (a) such Liens attach only to the fixed assets acquired with the proceeds of such purchase money obligations or other Indebtedness or property and assets affixed or appurtenant thereto; and (b) such purchase money obligations or other Indebtedness is not in excess of the purchase price of such fixed assets;

(13)	Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing Indebtedness of the Company or any of its Restricted Subsidiaries so long as such deposit of funds is permitted by the provisions of the Indenture described under the caption “—Certain Covenants—Limitation on Restricted Payments”;

(14)	Liens on the Equity Interests of a Person that is not a Restricted Subsidiary of the Company to secure obligations of such Person and any refinancing thereof;

(15)	Liens in favor of the Company or a Restricted Subsidiary of the Company;

(16)	claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or real property or other legal process prior to adjudication of a dispute on the merits, (a) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed, (b) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (c) the payment of which is covered in full (subject to customary deductible) by insurance;

(17)	precautionary filings under the UCC by a lessor with respect to personal property leased to such Person;

(18)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(19)	Liens on Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(20)	Liens on cash, Temporary Cash Investments or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(21)	Liens in respect of Production Payments and Reserve Sales; provided that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales;

(22)	other Liens not otherwise permitted hereunder with respect to Indebtedness that does not in the aggregate exceed at any one time outstanding the greater of (a) $200 million and (b) 3.0% of the Company’s ACNTA at the time of incurrence of any Indebtedness secured by a Lien permitted by this clause (22); and

(23)	Liens to renewing, extending, refinancing or refunding a Lien referred to in clauses (1) through (22) above; provided that (i) such new Lien shall be limited to all or part of the same property (including future improvements thereon and accessions thereto) subject to the original Lien and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (a) the outstanding principal amount or, if greater, the committed amount of the Indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (b) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Permitted Marketing Obligations” means Indebtedness of the Company or any Restricted Subsidiary of the Company under letter of credit or borrowed money obligations, or in lieu of or in addition to such letters of credit or borrowed money, Guarantees of such Indebtedness or other obligation, of the Company or any Restricted Subsidiary of the Company by any other Restricted Subsidiary of the Company, as applicable, related to the purchase by the Company or any of its Restricted Subsidiaries of Hydrocarbons for which the Company or such Restricted Subsidiary has contracts to sell; provided that, in the event that such Indebtedness or obligations are Guaranteed by the Company or any such Restricted Subsidiary, then either:

(1)	the Person with which the Company or such Restricted Subsidiary has contracts to sell has an Investment Grade Rating from S&P or Moody’s, or in lieu thereof, a Person Guaranteeing the payment of such obligated Person has an Investment Grade Rating from S&P or Moody’s; or

(2)	such Person posts, or has posted for it, a letter of credit in favor of the Company or such Restricted Subsidiary with respect to all such Person’s obligations to the Company or such Restricted Subsidiary under such contracts.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

The term “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Permitted Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Permitted Business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.

“Qualified Receivables Transaction” means the Existing Receivables Financing and any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries in which the Company or any such Restricted Subsidiary may sell, contribute, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any Restricted Subsidiaries of the Company) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any Restricted Subsidiary of the Company, and any related assets, including all collateral securing such Receivables, all contracts and all Guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Qualified Spin Transaction” means the distribution, through one or more dividends by the Company, of a majority of the Voting Stock of a Subsidiary (“SpinCo”) which, directly or indirectly through one or more Subsidiaries, holds all or substantially all of the Company’s and its Restricted Subsidiaries’ (a) oil and gas properties and related assets or (b) coal reserves and related assets; in either case, provided:

(1)	if such transaction involves the distribution of the Company’s and its Restricted Subsidiaries’ oil and gas properties and related assets (an “E&P Spin Transaction”), such SpinCo (“E&P SpinCo”) shall become the successor issuer of the Notes upon consummation of such transaction;

(2)	concurrently with the consummation of an E&P Spin Transaction, E&P SpinCo shall assume all of the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3)	concurrently with the consummation of an E&P Spin Transaction, each Guarantor that is a Subsidiary of E&P SpinCo shall ratify its obligations under its Subsidiary Guarantee by documentation reasonably satisfactory to the Trustee;

(4)	immediately after giving effect to the dividends of Voting Stock of SpinCo and the incurrence of any Indebtedness by SpinCo or its Subsidiaries in connection with such transaction, as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements of the Company (or E&P SpinCo if it is the successor issuer) are available, the Total Leverage Ratio of the Company (or E&P SpinCo if it is the successor issuer), as determined at the time of the dividend of Capital Stock of SpinCo, would not be greater than 2.75 to 1.0;

(5)	no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(6)	the Company (or E&P SpinCo if it is the successor issuer) shall deliver to the Trustee an officers’ certificate and an opinion of counsel that such transaction complies with the Indenture and, in the case of such opinion of counsel, that any such agreements are legally valid and binding and are enforceable against E&P SpinCo and the Guarantors, subject to customary exceptions.

Upon assumption of the obligations under the Notes and the Indenture by E&P SpinCo as provided in the preceding paragraph, E&P SpinCo shall become the successor to CONSOL Energy Inc. and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and CONSOL Energy Inc., as the predecessor Company, shall be released from all obligations under and with respect to the Indenture and the Notes.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables” means any Indebtedness and other payment obligations owed to the Company, any Restricted Subsidiary of the Company or any Receivables Subsidiary, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each case arising in connection with (i) the sale of goods or the rendering of service or (ii) the lease, license, rental or use of equipment, facilities or software, including the obligation to pay any finance charges, fees and other charges with respect thereto.

“Receivables Subsidiary” means a wholly owned Subsidiary of the Company (or another Person formed for the purpose of engaging in a Qualified Receivables Transaction with the Company or a Restricted Subsidiary of the Company in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers Receivables) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designated by the Company’s Board of Directors (as provided below) as a Receivables Subsidiary and

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is Guaranteed by the Company or any Restricted Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants, indemnities and performance guarantees customarily entered into in connection with accounts receivables financings);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings; or

(c)	subjects any property or asset of the Company or of any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings;

(2)	with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Receivables Subsidiary’s financial condition (other than customary requirements for the maintenance of a minimum net worth) or cause such Receivables Subsidiary to achieve certain levels of operating results.

Notwithstanding the foregoing, CNX Funding shall be deemed to be a Receivables Subsidiary under the Existing Receivables Financing. Any designation of a Receivables Subsidiary by the Company’s Board of Directors after the Issue Date shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.

“Refinance” means, with respect to any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary of the Company existing on the Issue Date or incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

(4)	if the refinanced Indebtedness was subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the refinanced Indebtedness; and

(5)	if the refinanced Indebtedness is purchase money obligations, (a) the holders of such Refinancing Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Refinancing Indebtedness, and neither the Company nor any Restricted Subsidiary of the Company (i) is directly or indirectly liable for such Refinancing Indebtedness or (ii) provides credit support, including any undertaking, Guarantee, agreement or instrument, related to such Refinancing Indebtedness that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets) and (b) no default or event of default with respect to such Refinancing Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Subsidiary Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity;

provided further, however, that Refinancing Indebtedness shall not include:

(6)	Indebtedness of a Subsidiary that Refinances Indebtedness of the Company; or

(7)	Indebtedness of the Company or a Restricted Subsidiary of the Company that Refinances Indebtedness of an Unrestricted Subsidiary.

“Reporting Default” means a Default as described in clause (4) under the caption “—Defaults.”

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” with respect to the Company means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders of its Equity Interests, other than:

(a)	dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock);

(b)	dividends or distributions payable solely to the Company or a Restricted Subsidiary of the Company; and

(c)	pro rata dividends or other distributions made by a Restricted Subsidiary of the Company to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation);

(2)	the purchase, repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any other Person (other than any acquisition or retirement for value from, or payment to, the Company or any Restricted Subsidiary of the Company);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company (other than (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and (b) the purchase, repurchase or other acquisition of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise indicated, references to a “Restricted Subsidiary” are to a Restricted Subsidiary of the Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Company, Inc., and its successors.

“Secured Indebtedness” means any Indebtedness of the referent Person or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, with respect to any Person on any date of determination, the ratio of:

(1)	the aggregate principal amount of Secured Indebtedness of the type referenced under clauses (1), (2) and (4) of the definition of “Indebtedness” outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn), to:

(2)	the aggregate amount of such Person’s Consolidated Cash Flow for the most recent four-quarter period for which financial information is available.

The Secured Leverage Ratio shall be calculated using the same methodologies and assumptions used to calculate the Consolidated Coverage Ratio.

“Senior Debt” means (1) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all obligations under Hedging Obligations with respect thereto; (2) any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and (3) all obligations with respect to the items listed in the preceding clauses (1) and (2). Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include: (1) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or (2) any Indebtedness that is incurred in violation of the Indenture. For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Stock Offering” means a primary offering, whether public or private, of shares of Capital Stock (other than Disqualified Stock) of the Company.

“Subordinated Obligation” means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to, in the case of the Company, the Notes or, in the case of a Subsidiary Guarantor, its Subsidiary Guarantee pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a Guarantor and each other Subsidiary of the Company that thereafter Guarantees the Notes pursuant to the terms of the Indenture, in each case until a successor replaces such Person pursuant to the applicable provisions of the Indenture and, thereafter, means such successor.

“Temporary Cash Investments” means any of the following:

(1)	any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)	Investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor whose assets consist of obligations of the types described in clauses (1), (2), (3), (4) and (5) of this definition;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) of this definition entered into with a bank meeting the qualifications described in clause (2) of this definition;

(4)	Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a Person (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P or “R-1” (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer);

(5)	Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s;

(6)	Investments in asset-backed securities maturing within one year of the date of acquisition thereof with a long-term rating at the time as of which any Investment therein is made of “A3” (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer); and

(7)	obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government;

(8)	obligations of United States government-sponsored enterprises, federal agencies, and federal financing banks that are not otherwise authorized including, but not limited to, (i) United States government-sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks and Federal National Mortgage Association and (ii) Federal agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export-Import Bank, Farmers Home Administration and Tennessee Valley Authority;

(9)	debt obligations (other than commercial paper obligations) of domestic or foreign corporations;

(10)	preferred stock obligations with a floating rate dividend that is reset periodically at auction;

(11)	Investments in repurchase agreements collateralized by any of the above securities eligible for outright purchase; provided that the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer or bank; and

(12)	Investments in shares of institutional mutual funds whose investment policies are essentially in agreement with the type and criteria for Investments otherwise set forth in this definition,

provided that Investments described in clauses (7) through (12) of this definition are restricted to obligations rated no lower than “A3” or “P-1” by Moody’s or “A-” or “A-1” by S&P.

“Total Leverage Ratio” means, with respect to any Person on any date of determination, the ratio of:

(1)	the aggregate principal amount of Indebtedness of such Person and the Restricted Subsidiaries of such Person of the type referenced under clauses (1), (2) and (3) of the definition of “Indebtedness” outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn), to:

(2)	the aggregate amount of such Person’s Consolidated Cash Flow for the most recent four-quarter period for which internal financial statements are available.

The Total Leverage Ratio shall be calculated using the same methodologies and assumptions used to calculate the Consolidated Coverage Ratio.

“Treasury Rate” means, in respect of any date of redemption of Notes, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2017; provided, however, that if the period from the redemption date to April 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (1) calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable redemption date and (2) prior to such redemption date file with the Trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means (i) CNX Funding and (ii) any other Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that CNX Funding or such other Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Limitation on affiliate transactions,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee would be released upon such designation.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the exchange of the old notes for the new notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects relating thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the exchange of the old notes for the new notes pursuant to the exchange offer.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	United States persons (as defined in the Code) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF THE OLD NOTES FOR THE NEW NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Pursuant to the Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, tax basis and holding period.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

You may not participate in the exchange offer if you are:

•	an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired old notes directly from us.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the registration statement relating to the exchange offer. On this basis, this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the exchange date (as such period may be extended), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new notes may be required to deliver this prospectus.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your old notes in the exchange offer. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes;

•	a combination of such methods of resale; at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or,

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes of any series that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act.

For a period of up to 180 days after the exchange date (as such period may be extended), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the manner indicated in the letter of transmittal. We have agreed to pay all reasonable expenses incidental to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes offered in this exchange offer will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of CONSOL Energy Inc. and its subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, (including the schedule appearing therein), and the effectiveness of CONSOL Energy Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The information included in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value as of December 31, 2013 is based on the audit letter prepared by Netherland Sewell & Associates, Inc., our independent petroleum engineers. This information is included in this prospectus in reliance upon the authority of such firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly, current and other reports with the SEC under the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public through the SEC’s website at www.sec.gov. You can also obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

Our internet address is www.consolenergy.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (excluding information deemed to be furnished and not filed with the SEC) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 7, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, as filed with the SEC on May 6, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, as filed with the SEC on August 1, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, as filed with the SEC on November 4, 2014;

•	Our Current Reports on Form 8-K as filed with the SEC on March 26, 2014, April 7, 2014, April 16, 2014 (file no. 14767957), April 29, 2014, May 7, 2014, June 24, 2014, July 29, 2014 (file nos. 14998064 and 14998065), August 12, 2014 (file no. 141034403), October 2, 2014 (file no. 141137438) and October 28, 2014 (file no. 141175698) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K) and our Current Report on Form 8-K/A filed on June 25, 2014; and

•	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act, as filed on March 28, 2014.

We are also incorporating by reference all additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the effectiveness of the registration statement of which this prospectus forms a part.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317-6505

Attention: Stephen W. Johnson

Telephone: 724-485-4000

ANNEX A

LETTER OF TRANSMITTAL

TO TENDER

5.875% SENIOR NOTES DUE 2022

(CUSIP NOS. U20892 AD4, U20892 AE2, 20854P AJ8 AND 20854P AK5)

OF

CONSOL ENERGY INC.

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED DECEMBER 12, 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 13, 2015 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank National Association

By First Class Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	By Courier or Overnight Delivery: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th St. & Marquette Avenue Minneapolis, MN 55479
For Facsimile Transmission (eligible institutions only) (877) 407-4697
For additional questions please call: (800) 344-5128

If you wish to exchange your issued and outstanding 5.875% Senior Notes due 2022 (the “Old Notes”) for an equal aggregate principal amount of newly issued 5.875% Senior Notes due 2022 with materially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exchange offer (the “New Notes”), you must validly tender (and not withdraw) your Old Notes to the Exchange Agent prior to the Expiration Date by causing an agent’s message (as defined below) to be received by the Exchange Agent prior to such time.

We refer you to the Prospectus, dated December 12, 2014 (the “Prospectus”), of CONSOL Energy Inc. (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer to exchange their Old Notes for a like aggregate principal amount of New Notes (the “Exchange Offer”). Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

The Issuer reserve the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of Old Notes of any extension by oral (promptly followed in writing) or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.	By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.	By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Old Notes.

3.	You understand that the tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4.	By tendering Old Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the “Securities Act”) (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

5.	By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

(a)	the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b)	you are not engaging, do not intend to engage and have no arrangement or understanding with any person to participate in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

(c)	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer or the Guarantors (as defined below);

(d)	if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such New Notes and that you cannot rely on the position of the staff of the SEC set forth in certain no-action letters; and

(e)	you understand that a secondary resale transaction described in clause 5(d) above and any resales of the New Notes obtained in exchange for the Old Notes originally acquired from the Issuer should be covered by an effective registration statement containing the selling noteholder information required by Item 507 or Item 508, as applicable, of Regulation S-K.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Old Notes registered in the shelf registration statement described in the Registration Rights Agreements, dated April 16, 2014 and August 12, 2014 (the “Registration Rights Agreements”), in each case, by and among the Issuer, the Guarantors named therein (the “Guarantors”) and the Initial Purchasers named therein (the

“Initial Purchasers”). Such election may be made by notifying the Issuer in writing at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, Attention: David Khani. By making such election, you agree, as a holder of Old Notes participating in a shelf registration, to indemnify and hold harmless the Issuer, the Guarantors and the respective directors and officers of the Issuer and the Guarantors who sign such registration statement, and any person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Issuer or any of the Guarantors, and the respective officers, directors, partners, employees, representatives and agents of each such person, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including, without limitation, and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing, settling, compromising, paying or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any such indemnified holder of Old Notes), joint or several, directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (or any amendment or supplement thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to claims and actions based on information relating to you furnished in writing by you expressly for use in any registration statement or prospectus. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6.	If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Old Notes in any Exchange Offer, that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7.	If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to any Exchange Offer.

8.	Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of Old Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, none of the Issuer, the Exchange Agent, or any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

CONSOL Energy Inc.

Offer to Exchange

up to

$1,850,000,000 of 5.875% Senior Notes due 2022

that have been registered under the Securities Act of 1933

for

$1,850,000,000 of 5.875% Senior Notes due 2022

that have not been registered under the Securities Act of 1933

Until March 12, 2015, all dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.